UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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TENNANT COMPANY
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Tennant Company

701 North Lilac Drive

Minneapolis, Minnesota 55422

March 29, 2019

Dear Shareholder,

Tennant Company’s 2019 Annual Meeting of Shareholders will be held on Wednesday, May 8, 2019, at 10:30 a.m. Central Time. This year’s Annual Meeting will be a completely virtual meeting of shareholders. You may attend the meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TNC2019.

The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the meeting. We have chosen to provide access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. We believe that providing our proxy materials over the Internet reduces the environmental impact of our meeting without limiting our shareholders’ access to important information about Tennant.

Whether or not you plan on joining the meeting, it is important that your shares be represented and voted at the meeting. We encourage you to read the Proxy Statement and vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions on the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail.

We appreciate your continued confidence in Tennant and look forward to you joining the virtual meeting.

Sincerely,

Mary E. Talbott
General Counsel and Corporate Secretary

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Wednesday, May 8, 2019, at 10:30 a.m. Central Time

How to Attend:

The meeting will be completely virtual. You may attend the online meeting and vote your shares electronically during the meeting via the Internet by visiting www.virtualshareholdermeeting.com/TNC2019. To enter the Annual Meeting you will need the 16-digit control number that is printed in the box marked by the arrow on your Notice Regarding the Availability of Proxy Materials. We recommend that you log in at least 15 minutes before the meeting to ensure that you are logged in when the meeting starts.

Items of Business:	(1) Elect three Class III directors for three-year terms and one Class I director for a one-year term, such that the total number of directors is nine;

(2) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2019; and

(3) Advisory approval of executive compensation.

Who May Vote:	You may vote if you were a shareholder of record as of the close of business on March 11, 2019.

Proxy Voting:

It is important that your shares are voted, whether or not you join the virtual meeting. You are encouraged to vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, as soon as possible. You may also follow the instructions on the Notice of Internet Availability of Proxy Materials to vote by telephone or request a paper proxy card, which will include a reply envelope, to submit your vote by mail. Your prompt response will help reduce solicitation costs incurred by us.

Mary E. Talbott, General Counsel and Corporate Secretary
March 29, 2019

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2019:
The Notice of Annual Meeting of Shareholders, 2019 Proxy Statement and 2018 Annual Report
are available at www.proxyvote.com.

TENNANT COMPANY PROXY STATEMENT

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS?

Tennant Company (“we,” “us,” “our,” or the “company”), on behalf of its Board of Directors, is providing this Proxy Statement in order to obtain your vote in connection with its 2019 Annual Meeting of Shareholders (“Annual Meeting”).

The completely virtual Annual Meeting will be held on Wednesday, May 8, 2019, at 10:30 a.m. Central Time at www.virtualshareholdermeeting.com/TNC2019.

The Notice of Internet Availability of Proxy Materials is being first mailed to shareholders on or about March 29, 2019.

HOW DO I ACCESS THE PROXY MATERIALS?

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders via the Internet, rather than mailing printed copies.

If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and vote via the Internet.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

WHAT IS A PROXY?

The proxy serves as a ballot for elections to our Board, and it provides information about other items to be discussed and voted on at the Annual Meeting. It allows an authorized agent to act on your behalf in the event you do not attend the Annual Meeting.

WHO IS ENTITLED TO VOTE?

You may vote if you owned shares of our common stock as of the close of business on March 11, 2019. As of March 11, 2019, there were 18,154,166 shares of common stock outstanding, each entitled to one vote.

HOW DO I VOTE?

You may vote in one of four ways:

1.                                      By Internet

You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on May 7, 2019. Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your proxy card, in hand and the last four digits of your social security number available to verify your identity. Follow the instructions provided to obtain your records and create an electronic ballot.

2.                                      By Phone

Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials. You may then call 1-800-690-6903 by using any touch-tone phone, 24 hours a day, 7 days a week, until 11:59 p.m. (Eastern Time) on May 7, 2019. Have your proxy card in hand when calling. You will need to provide the last four digits of your social security number to verify your identity. Follow the voice prompts to cast your vote.

3.                                      By Mail

Request a proxy card from us by following the instructions on your Notice of Internet Availability of Proxy Materials. Mark, sign and date your proxy card and return it in the postage-paid envelope that will be provided, or return it to Tennant Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

4.                                      Online during the Annual Meeting

All shareholders may vote online during the Annual Meeting through the link www.virtualshareholdermeeting.com/TNC2019. The 16-digit control number provided on your Notice of Internet Availability of Proxy Materials or proxy card is necessary to access this site. See below for instructions on voting if your shares are held through a third party.

WHAT HAPPENS IF MY SHARES ARE HELD IN AN ACCOUNT AT A BROKERAGE FIRM, BANK, BROKER-DEALER OR SIMILAR ORGANIZATION?

If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting online during the Annual Meeting.

As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions received from that organization to vote your shares. Shares held beneficially in street name may be voted online during the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

WHAT HAPPENS IF MY SHARES ARE HELD IN THE TENNANT COMPANY RETIREMENT SAVINGS PLAN?

If your shares are held in the Tennant Company Retirement Savings Plan (“Savings Plan”), your vote will be communicated to the Trustee who will vote all shares held in the Savings Plan in proportion to votes cast by all participants who submit voting instructions. Your proxy includes any shares you hold in the Savings Plan. To be effective, your voting instructions must be received by the Trustee by May 3, 2019. Shares held in the Savings Plan may not be voted online during the Annual Meeting.

CAN THE TRUSTEE VOTE MY SHARES ON MY BEHALF WITHOUT RECEIVING VOTING INSTRUCTIONS FROM ME?

The Trustee will vote all shares held in the Savings Plan in proportion to votes cast by all participants who submit voting instructions timely. You should vote your shares by following the instructions described above and set forth on your proxy card.

WHY SHOULD I VOTE?

Your vote ensures that your ownership interests are represented even if you are unable to join the Annual Meeting online. A promptly voted proxy will save us additional solicitation expense.

MAY I REVOKE MY PROXY OR CHANGE MY VOTE?

Proxies may be revoked at any time before being voted online during the Annual Meeting. The proxy may be revoked or changed only by use of the following methods:

•                  Sending a signed, written notice of revocation, dated later than the proxy, to the attention of our Corporate Secretary at the address listed on page 4 of this Proxy Statement;

•                  Sending a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717;

•                  Voting again by telephone or on the Internet prior to the Annual Meeting; or

•                  Joining the online Annual Meeting and voting online during the meeting.

For shares held in an account at a brokerage firm, bank, broker-dealer or other similar organization, or in the Savings Plan, see restrictions described above.

HOW MANY VOTES ARE NEEDED TO HOLD THE ANNUAL MEETING?

The meeting can take place when holders of a majority of the outstanding shares of common stock, either online or by proxy, are present at the meeting. This is known as a quorum. Abstentions and broker non-votes will be counted as present when determining whether a quorum exists.

WHAT IS A BROKER NON-VOTE?

Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH OF THE PROPOSALS AND HOW ARE VOTES COUNTED?

The table below summarizes the vote required to approve each proposal and how votes are counted:

	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention
Item 1: Elect three Class III directors to three-year terms and one Class I director to a one-year term, such that the total number of directors is nine	Majority of votes cast (the votes cast FOR the nominee exceed the votes cast AGAINST the nominee)(3)	FOR AGAINST ABSTAIN	FOR	No	None

Item 2: Ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for 2019	Majority of shares present or represented by proxy at the meeting and entitled to vote(4)	FOR AGAINST ABSTAIN	FOR	Yes	AGAINST

Item 3: Advisory approval of executive compensation	We will consider shareholders to have approved the advisory vote on our executive compensation if the votes cast FOR exceed the votes cast AGAINST	FOR AGAINST ABSTAIN	FOR	No	None

(1)                                 If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations set forth in the table.

(2)                                 If broker discretionary voting is not allowed, your broker will not be able to vote your shares on these matters. A broker non-vote will have no effect on the matter.

(3)                                 To address a provision in Minnesota law that allows a director who has not been re-elected to remain in office until a successor is elected and qualified, we have a policy requiring any director who does not receive a greater number of votes FOR than AGAINST his or her election in an uncontested election to tender his or her resignation from the Board. Under this policy, the Board, upon recommendation of our Governance Committee, will determine whether to accept or reject the offer to resign and disclose its decision and rationale within 90 days after the date of the election. The text of this policy appears in our Corporate Governance Principles, which is available on our website.

(4)                                 If greater, the vote required is a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum at the Annual Meeting.

WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

We will bear the cost of solicitation. Proxies may be solicited on our behalf by directors, officers, employees or others, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

WHY IS THE ANNUAL MEETING VIRTUAL AND CAN I SUBMIT QUESTIONS?

Hosting a virtual Annual Meeting provides expanded access, improved communication and cost savings for our shareholders and us and enables shareholder participation from any location around the world. Shareholders may submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/TNC2019, and management will respond to questions in the same way as it would if the company held an in-person meeting. If you have questions, you may type them in the dialog box provided at any point during the meeting until the floor is closed to questions.

WHAT ADDRESS SHOULD I USE FOR CORRESPONDENCE WITH THE COMPANY?

The address for our principal executive office is 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota, 55440-1452.

BOARD OF DIRECTORS

INFORMATION, QUALIFICATIONS, EXPERIENCE AND TENURE

Directors with terms expiring at the Annual Meeting are Class III directors William F. Austen, H. Chris Killingstad and David Windley and Class I director Maria C. Green.

Director Nominees for Terms Expiring in 2022 (Class III Directors):

WILLIAM F. AUSTEN, 60	Director Since 2007

• President, Chief Executive Officer and member of the Board of Directors for Bemis Company, Inc., a global flexible packaging company, since August 2014.

•                  Executive Vice President and Chief Operating Officer for Bemis from November 2013 to August 2014; Group President for Bemis from May 2012 to October 2013; Vice President, Operations, for Bemis from 2004 to April 2012.

• President and Chief Executive Officer for Morgan Adhesives Company from 2000 to 2004.

• Held various positions with General Electric Company from 1980 to 2000, culminating in General Manager, Switch Gear Business.

• Member of the Audit, Compensation and Executive Committees.

Mr. Austen brings a broad strategic perspective as the top leader at Bemis Company where he serves as President and Chief Executive Officer. He is a talented leader in global manufacturing and operations with experience in global mergers, acquisitions and business integration. This experience is relevant to our business, including our international operations and growth initiatives.

H. CHRIS KILLINGSTAD, 63	Director Since 2005

• President and Chief Executive Officer for Tennant Company since 2005.

• Vice President, North America, for Tennant from 2002 to 2005.

• Held various senior management positions with The Pillsbury Company, including Senior Vice President and General Manager, from 1990 to 2002.

• International Business Development Manager for PepsiCo Inc. from 1982 to 1990.

• Financial Manager for General Electric from 1978 to 1980.

Mr. Killingstad, our President and Chief Executive Officer, through his work with General Electric, PepsiCo Inc. and The Pillsbury Company, as well as with the company, has led global expansion and turnaround efforts and has developed expertise in the areas of product innovation, brand marketing and building strong leadership teams.

DAVID WINDLEY, 55	Director Since 2016

• President for IQTalent Partners, a professional services firm focused on talent acquisition, since September 2014.

• Executive Vice President, Chief Human Resources Officer, for Fusion-io, Inc., a computer hardware and software systems company, from October 2013 to August 2014.

• Executive Vice President, Chief Human Resources Officer, for Yahoo! Inc. from December 2006 to September 2012.

• General Manager, Human Resources, for Microsoft Corporation from December 2003 to December 2006.

• Vice President Human Resources, Business Units, for Intuit Inc. from December 2001 to December 2003.

• Held various positions with Silicon Graphics, Inc. from 1991 to 2001, culminating in Vice President, Human Resources.

• Chair of the Compensation Committee and member of the Governance and Executive Committees.

• Member of the Board of Directors of DHI Group, Inc.

Mr. Windley has extensive global human resources management, succession planning and executive compensation expertise from his executive roles with IQTalent Partners, Fusion-io, Inc., Yahoo! Inc. and Microsoft Corporation. His experience with leading technologies will be particularly valuable as we expand how we use digital technology in our products and our go-to-market initiatives.

Director Nominee for Term Expiring in 2020 (Class I Director):

MARIA C. GREEN, 66	Director Since 2019

• Senior Vice President and General Counsel of Ingersoll Rand plc, a world leader in creating comfortable, sustainable and efficient environments, since October 2015.

•                  Senior Vice President, General Counsel and Secretary of Illinois Tool Works Inc., a global manufacturer of value-added consumables and specialty equipment, from 2012 to October 2015; Vice President, General Counsel and Secretary from 2011 to 2012; Deputy General Counsel and Assistant Secretary from 2008 to 2011; Associate General Counsel and Assistant Secretary from 1997 to 2008.

• Vice President Real Estate Development of Chicago Transit Authority from 1996 to September 1997.

• General Counsel and Director of Commercial Development of National Railroad Passenger Corporation (“Amtrak”) from 1994 to 1996.

• Associate General Counsel Corporate Affairs of Amtrak from 1989 to 1994.

• Senior Associate, Hazel, Thomas Fiske, Beckhorn & Hanes, P.C. from 1987 to 1989.

• Associate, Akin, Gump, Strauss, Hauer & Feld from 1986 to 1987.

• Attorney, Continental Illinois National Bank & Trust Co. from 1981 to 1985.

• Member of the Governance and Executive Committees.

Ms. Green was selected by the Board because of her extensive experience in public company corporate governance, global legal and compliance and international matters. Ms. Green also brings extensive public company experience in the areas of acquisitions, enterprise risk management, environmental health, safety and sustainability and shareholder activism. This experience will be particularly valuable as we focus on successful global business integrations, achievement of acquisition-related synergies and maximizing shareholder value.

Directors Whose Terms Expire in 2020 (Class I Directors):

CAROL S. EICHER, 60	Director Since 2008

• Non-executive board chairman of Innocor, Inc. (a Bain Capital portfolio company), a designer and manufacturer of advanced foam products, from August 2017 to April 2018.

• Chief Executive Officer of Innocor, Inc., from May 2014 to July 2017.

•                  Business President for Coating Materials and Building and Construction for The Dow Chemical Company from September 2012 to July 2013; Business Group Vice President for Building and Construction for Dow Chemical from August 2010 to August 2012; Business Director, Performance Monomers, for Dow Chemical from April 2009 to July 2010.

•                  Vice President/Global Business Director, Primary Materials and Process Chemicals, Rohm and Haas Company, a developer of solutions for the specialty materials industry acquired by Dow Chemical in 2009, from 2003 to July 2010; General Manager, Americas & Europe, Electronics, Organic Specialties, for Rohm and Haas from 2001 to 2003; Business Director, Organic Specialties for Rohm and Haas from 2000 to 2001.

• Held various senior management positions with Ashland Chemical Company, a division of Ashland, Inc., from 1992 to 2000.

• Held various management positions with E.I. DuPont de Nemours and Company, Inc. from 1979 to 1992.

• Chair of the Governance Committee, member of the Compensation and Executive Committees.

• Member of the Board of Directors of A. Schulman, Inc.

Ms. Eicher brings a wealth of global manufacturing, operations and merger and acquisition experience from her senior leadership positions at Innocor Inc., The Dow Chemical Company, Rohm and Haas Company, Ashland Chemical Company and E.I. DuPont de Nemours and Company, Inc. In these positions she has led expansion efforts in developing countries and can provide insights as to the issues we may face as we expand our presence in Brazil, China and other developing countries.

DONAL L. MULLIGAN, 58	Director Since 2009

• Executive Vice President and Chief Financial Officer for General Mills, Inc., one of the world’s largest food companies, since 2007.

•                  Held various executive positions with General Mills from 2001 to 2007, including Vice President Financial Operations for the International division; Vice President Financial Operations for Operations and Technology; and Vice President and Treasurer.

• Served as Chief Financial Officer, International, for The Pillsbury Company from 1999 to 2001.

• Held various international positions with PepsiCo Inc. and YUM! Brands, Inc., including Regional CFO, Americas; Finance Director, Asia; and Finance Director, Canada, from 1987 to 1998.

• Chair of the Audit Committee, member of the Governance and Executive Committees.

Mr. Mulligan was selected by the Board not only because of his financial expertise and his various senior financial and operations leadership positions at large multinational public companies, but also because of his knowledge in developing, marketing and branding innovative products, which is particularly relevant to our business.

Directors Whose Terms Expire in 2021 (Class II Directors):

AZITA ARVANI, 56	Director Since 2012

•                  Head of Innovation Partner & Venture Management for Nokia, a global communications, information technology and consumer electronics company, from March 2017 to March 2019; Head of Global Innovation Scouting from January 2016 to February 2017.

• Head of Innovation Partnering & Ecosystem Ventures for Nokia Networks from July 2015 to December 2015; Head of Innovation Partnering from September 2014 to July 2015.

• Head of Partnering and Alliances for Nokia Solutions and Networks from September 2012 to August 2014.

• Head of Innovation Strategy for Nokia Siemens from September 2011 to August 2012.

• Principal and Founder of Arvani Group Inc., a boutique business consulting firm specializing in the mobile and wireless industry, from 2002 to 2011.

• Vice President, Business Development and Strategy, for ActiveSky, a provider of an online mobile multimedia application development and distribution platform, from 2000 to 2001.

• Held various senior technical and business positions, including Director, Corporate Business Strategy for Xerox Corporation, a business process and document management company, from 1996 to 2000.

• Member of the Compensation, Governance and Executive Committees.

Ms. Arvani, through her work with Nokia and prior responsibilities, brings extensive experience in disruptive technologies, commercializing innovations, partnerships and ecosystems. As an executive leader and a consultant, she has helped a diverse set of companies develop and commercialize game-changing technologies. Her experience in new technologies and innovations is particularly valuable as we evolve our telemetry, robotics and sustainable cleaning technologies.

STEVEN A. SONNENBERG, 66	Director Since 2005 Lead Director Since 2016

• Senior Advisor, Emerson Automation Solutions, a business unit of Emerson Electric Company, a worldwide technology and engineering company, since January 2018.

• Chairman, Emerson Automation Solutions from May 2016 to December 2017.

• Executive Vice President, Emerson Electric Company, and President for Emerson Process Management from 2008 to April 2016.

•                  President for Rosemount, Inc., a business unit of Emerson Electric Company, from 2002 to October 2008. Held various positions with Rosemount and Emerson, including General Manager for Rosemount China and President for Emerson Process Management Asia Pacific, from 1992 to 2002.

• Member of the Board of Directors and Governance Committee of Steel Dynamics, Inc.

• Lead Director, Chair of the Executive Committee, member of the Audit and Governance Committees.

Mr. Sonnenberg is an expert in global sales, operations and expansion. His leadership roles with Emerson Electric Company and its various divisions have helped him acquire a specific expertise in process improvement, grounded in systems and metrics that are critical to successful, scalable growth and expansion, which applies directly to our process improvement and growth initiatives. Mr. Sonnenberg’s experience with global acquisitions and joint ventures, and his expertise in emerging markets are also very valuable as we grow our global business.

DAVID S. WICHMANN, 56	Director Since 2009

•                  Chief Executive Officer and member of the Board of Directors for UnitedHealth Group Incorporated, a diversified health and well-being company, since September 2017.

•                  Held various executive positions with UnitedHealth Group since 1998, including President for UnitedHealth Group Incorporated from November 2014 to August 2017, Chief Financial Officer for UnitedHealth Group Incorporated from January 2011 to June 2016; President, Operations and Technology, UnitedHealth Group; President, Commercial Market Group, UnitedHealthcare; President and Chief Operating Officer, UnitedHealthcare; President and Chief Executive Officer, Specialized Care Services, Optum; and Senior Vice President, Corporate Development, UnitedHealth Group.

•                  Partner, Arthur Andersen, from 1995 to 1998.

•                  Chief Financial Officer for Advance Machine Company from 1992 to 1994.

•                  Member of the Audit, Compensation and Executive Committees.

Mr. Wichmann was selected by the Board for his global financial operations, merger and acquisitions and business integration expertise. In addition to being a seasoned senior executive with UnitedHealth Group, Mr. Wichmann has experience across multiple businesses through his early consulting practice with Arthur Andersen and as Chief Financial Officer of a company in our industry. Mr. Wichmann’s understanding of business processes, finance, accounting and internal controls adds further discipline to our growth initiatives.

MEETING ATTENDANCE

During 2018, the Board met on eight occasions. During 2018, all directors attended at least 91% of the meetings of the Board and any Board committees of which they were members in 2018. As set forth in the Corporate Governance Principles, all members of the Board are encouraged to attend the annual meetings of shareholders. All then serving directors attended the 2018 Annual Meeting of Shareholders.

DIRECTOR INDEPENDENCE

Our Board uses criteria established by the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission to determine director independence. The Governance Committee reviews relevant information no less than annually to determine whether the Board members meet the applicable criteria. The Board has determined that Mmes. Arvani, Eicher and Green and Messrs. Austen, Mulligan, Sonnenberg, Wichmann and Windley are independent based on the standards referred to above.

The only relationships that exist between directors and the company or management are ordinary course of business commercial transactions involving the purchase of our products and product maintenance services by companies that employ certain directors or our purchase of products and services from companies that employ certain directors. These transactions were considered by the Board in determining director independence.

The Board considered the fact that the following non-employee directors are affiliated with entities that during 2018 purchased goods and/or product maintenance services from us or from whom we purchased goods and/or services, all in the ordinary course of business, as follows:

Director	Affiliated Entity and Relationship	Transactions	Amount Involved as % of Affiliated Entity’s Annual Revenues
William F. Austen	Bemis Company, Inc. President, Chief Executive Officer and Director	We sell goods and/or product maintenance services to Bemis	Less than 1%

Maria C. Green	Ingersoll Rand, plc Senior Vice President, General Counsel and Secretary	We sell goods and/or product maintenance services to Ingersoll	Less than 1%

Donal L. Mulligan	General Mills, Inc. Executive Vice President and Chief Financial Officer	We sell goods and/or product maintenance services to General Mills	Less than 1%

David S. Wichmann	UnitedHealth Group Incorporated Chief Executive Officer and Director	We purchase services from UnitedHealth Group	Less than 1%

Based on the relevant facts and circumstances, Messrs. Austen, Mulligan and Wichmann and Ms. Green do not have a material interest in these ordinary course of business transactions. The Board was provided with this information and concluded that none of the relationships interfere with the independence of these directors or present a conflict of interest.

BOARD LEADERSHIP STRUCTURE

Our Board has four standing committees: Audit, Compensation, Governance and Executive. Each of the Board committees is comprised solely of independent directors with each committee having its own chair.

Our President and Chief Executive Officer (“CEO”), Mr. Killingstad, is a member of the Board. However, he does not serve as Chair of the Board. Mr. Killingstad works closely with the Lead Director, Mr. Sonnenberg, to set and approve the agenda of Board meetings, to ensure that there is an appropriate flow of information to and from the Board, and to ensure that management properly and adequately addresses matters of interest to the Board.

Mr. Killingstad conducts the actual Board meetings, but Mr. Sonnenberg facilitates meetings of the Board in the absence of the CEO and conducts, as Chair, the meetings of the Executive Committee, which consists of all non-employee directors. Currently, the positions of Lead Director and Chair of the Executive Committee are combined.

The Lead Director is appointed for a one-year term and may serve successive terms, but the Board retains the right to remove or replace the Lead Director in its discretion. The Board originally appointed Mr. Sonnenberg Chair of the Executive Committee and Lead Director in August 2016 and has continued to elect him annually. The Board’s criterion for Lead Director is that he or she must be an independent director appointed by the Board and elected by a majority of the Board.

The role of the Lead Director is to provide independent leadership to the Board, act as a liaison between the independent directors and the company and ensure that the Board operates independently of management. The principal responsibilities assigned to the Lead Director include:

•                  facilitating the meeting of the Board in the absence of the CEO;

•                  organizing and presiding over all executive sessions of the Board and serving as Chair of the Executive Committee;

•                  serving as liaison between the independent directors and the CEO;

•                  in concert with the CEO and other directors, creating the agendas for Board meetings, including approval of schedules to assure sufficient time for discussion of all agenda items, with final approval of agendas from the Lead Director;

•                  in concert with the CEO and committee chairs, ensuring the appropriate flow of information to the Board and reviewing the adequacy and timing of materials provided to the Board;

•                  communicating to management, as appropriate, the results of private discussions among independent directors;

•                  holding one-on-one discussions with individual directors where requested by the directors or the Board;

•                  ensuring his or her availability for consultation and direct communication with major shareholders, if requested by such shareholders;

•                  in concert with the Governance Committee, managing and facilitating the Board governance process;

•                  in concert with the Governance Committee, managing the Board evaluation process;

•                  leading the CEO evaluation and Board peer review processes;

•                  providing guidance on director orientation and committee assignments;

•                  leading the Board in crisis and transitional periods; and

•                  coordinating and leading all other general Board activities otherwise not covered by one of the Board committees and carrying out other duties as requested by the Board.

Currently, the Board has chosen this leadership structure because it believes that it fosters good communication between management and the Board, provides strong independent leadership to oversee and challenge management and provides the optimal level of Board involvement in strategic decision-making and risk oversight.

BOARD OVERSIGHT OF STRATEGY AND RISK

General

Our Board takes an active role in risk oversight of the company both as a full Board and through its committees. The agendas for the Board and committee meetings are specifically designed to include an assessment of opportunities and risks inherent in our operations, strategies and compensation plans.

Our Board typically meets in executive session at the beginning and at the end of each regularly scheduled meeting. The executive sessions are used to assist the Board in carrying out its duties, including risk oversight. We believe that the process followed by the independent directors and led by our Lead Director provides an appropriate level of risk oversight by the Board.

Annual Risk Assessment Process

We conduct an annual enterprise-wide risk assessment. A formal report is delivered to the Audit Committee and to the Board each December. Risk assessment updates are provided at each regularly scheduled quarterly Audit Committee meeting and more frequently if requested by a committee, our Board or recommended by management.

The objectives for the risk assessment process include (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management, (ii) developing and addressing a defined list of key risks to be shared with the Audit Committee, Board and management, (iii) reviewing management’s risk mitigation efforts, (iv) determining whether there are risks that require additional or higher priority mitigation efforts, (v) facilitating discussion of the risk factors to be included in Item 1A of our Annual Report on Form 10-K, and (vi) guiding the development of the next year’s audit plans.

The risk assessment process is conducted by our outsourced internal auditor and through members of an internal risk committee consisting of senior level staff from the legal and finance departments and from the global business functions. Together they (i) review our enterprise risk assessment process, (ii) conduct a detailed enterprise risk assessment, including a survey of key department and functional leaders from all geographies, (iii) communicate the results of the risk assessment, (iv) evaluate management’s past mitigation efforts, (v) assess management’s preparedness to address the identified risks and (vi) assign a member of management to each risk identified to develop risk mitigation activities. The process links the risk areas with our strategies, objectives and entity-level controls where senior management and global employees participate in risk identification and ranking and assessment of management preparedness to address identified risks. The risk profiles and current and future mitigating actions are discussed and refined during subsequent discussions with senior management. Any identified risks are prioritized based on the potential exposure to the business and measured as a function of severity of impact and likelihood of occurrence, after taking into account management’s preparedness.

Non-Ordinary Course Expenditure Policy

To monitor transactions that could potentially expose the company to risk, the Board has a formal delegation of authority policy for non-ordinary course expenditures which specifies areas for which Board review and approval are required.

Compensation Risk Review

In advance of the annual Compensation Committee review and discussion of enterprise risk associated with our executive and non-executive employee compensation programs, plans and policies (for purposes of this discussion, “plans”), we follow a multi-step process for the internal assessment and a final review by our management committee consisting of our chief administration officer, chief financial officer and senior legal counsel to ensure any risks that are reasonably likely to have a material adverse effect on the company are identified and controlled for or mitigated appropriately. Pearl Meyer & Partners, LLC, the company’s independent compensation consultant (“Pearl Meyer”), is consulted throughout the risk assessment process. The scope of the review and assessment includes all executive compensation programs and global incentive programs.

In December 2018, management presented the Compensation Committee with an analysis of our compensation plans and a review of the key areas of potential risks. Management’s assessment was that the risks arising from our compensation plans do not encourage excessive risk-taking that would likely have a material effect on the company’s financial condition. The Compensation Committee discussed this conclusion with management and reviewed the level of enterprise risk associated with our executive and non-executive employee compensation plans. To assess whether the plans encourage unnecessary or excessive risk taking, the Compensation Committee considered the plan design, strategy and philosophy for cash and equity incentive plans, how the incentives are likely to impact employee behavior, the appropriateness of the plan metrics and what checks and balances exist to mitigate risks for inappropriate or fraudulent behavior.

Regarding the executive plans, the Compensation Committee concluded that the plans mitigate unnecessary risk taking in both design and by the controls placed upon them because (i) the pay mix is appropriately balanced between fixed and variable components, and there is good balance of cash and equity pay which is consistent with the market practice, (ii) the metrics used for annual cash and long-term incentive program are distinct but complementary across plans and appropriately balance multiple measures of performance, (iii) incentive metrics and performance targets are selected to align with our overall business strategy and long-term value creation, (iv) threshold performance and maximum payouts exist for incentive plans and they reflect a reasonable range of performance expectations, (v) the Compensation Committee approves the metrics and payouts for the executive plans and may adjust the payouts downward, (vi) good internal controls exist for calculation of performance metric achievement, (vii) a recoupment (claw back) policy exists should payment be made on inaccurate calculations or a covered employee engages in gross misconduct, and (viii) executive officers are subject to share ownership guidelines.

The plans of IPC Group, the European-based group of companies we acquired at the beginning of 2017 (“IPC”), will be included in our 2019 compensation risk assessment.

BOARD COMMITTEES

As mentioned above, we have four standing committees of the Board: Audit, Compensation, Governance and Executive. Membership on these committees is limited to independent directors. Each committee operates under a written charter and evaluates its charter annually.

Audit Committee

Our Audit Committee is comprised of Donal L. Mulligan (Chair), William F. Austen, Steven A. Sonnenberg and David S. Wichmann. Our Board uses the listing standards of the NYSE to determine whether the Audit Committee members possess the requisite financial literacy to serve on the committee. The Board has determined that all Audit Committee members are financially literate and independent.

At least one member of the Audit Committee must have accounting or related financial management expertise as required by NYSE rules. The Audit Committee endeavors to have at all times a member who qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board has determined that Messrs. Mulligan and Wichmann, each with extensive experience in financial management, and Mr. Wichmann being a certified public accountant, satisfy the requirements of an “audit committee financial expert,” and that their expertise has been acquired through training and relevant experience.

The Audit Committee is required to meet no less than four times throughout the year and in 2018 met on 11 occasions.

The primary functions of the Audit Committee are to oversee:

•                  the integrity of our financial statements;

•                  compliance with legal and regulatory requirements;

•                  the independent registered public accounting firm’s qualifications, independence and performance;

•                  the performance of the internal audit function;

•                  the performance of the system of internal controls over financial reporting;

•                  the ethics compliance program;

•                  risk assessment and risk management policies; and

•                  significant financial matters.

Compensation Committee

Our Compensation Committee is comprised of David Windley (Chair), Azita Arvani, William F. Austen, Carol S. Eicher and David S. Wichmann, all of whom meet the criteria for independence under the NYSE listing standards, Section 162(m) of the Internal Revenue Code and Rule 16b-3 of the Securities Exchange Act of 1934.

The Compensation Committee is required to meet no less than four times throughout the year. In 2018, the Compensation Committee held four meetings.

A primary function of the Compensation Committee is to assist the company in maximizing shareholder value by ensuring that executive officers are compensated in accordance with our philosophy, objectives and policies. The Compensation Committee’s duties include, among other things, approving executive compensation policies and strategies; evaluating executive officers’ compensation levels and payouts against performance goals; approving and administering compensation plans; overseeing certain compensation disclosures in the proxy statement; and overseeing risks associated with our compensation policies and practices. In addition, in conjunction with its outside compensation consultant, the Compensation Committee recommends compensation levels for non-employee directors for approval by the Board.

Use of Outside Compensation Consultant

Our Compensation Committee engages Pearl Meyer to advise it on executive officer and non-employee director compensation. Pearl Meyer’s services include (i) making recommendations regarding the form and amounts of executive officer and non-employee director compensation, (ii) providing market and performance data as a backdrop to the committee’s decisions regarding executive officer and non-employee director compensation, and (iii) advising the committee as to best practices and recent legal, governance and regulatory considerations regarding executive officer and non-employee director compensation.

Pearl Meyer reports directly to the Compensation Committee and works collaboratively, as directed by the Chair of the committee, with management. In 2018, the committee concluded that Pearl Meyer was independent with respect to the services it provided because (i) it reported directly to the committee, (ii) the committee could solicit advice and consultation from it without management’s direct involvement, and (iii) all of the services provided by it in 2018 were at the request of the committee. In addition, the Compensation Committee assessed the independence of Pearl Meyer pursuant to Securities and Exchange Commission rules and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently advising the committee.

The Compensation Committee has established a process to limit potential conflicts of interest should management desire to seek advice from Pearl Meyer for non-executive compensation matters. Specifically, the committee determined that if management desires to use Pearl Meyer to provide any advice on non-executive compensation matters, it must contact the committee Chair and inform him or her of such request. The committee delegated to the Chair the authority to make a decision as to whether the service is appropriate. The Chair is required to inform the committee of any such request or approval granted no later than at the next scheduled committee meeting. No less than annually Pearl Meyer must provide a summary to the committee describing any non-executive compensation services provided to the company or management. No such services were provided in 2018.

Additional information about Pearl Meyer’s role is set forth below under “Compensation Discussion and Analysis, Compensation Determination Process.”

Governance Committee

Our Governance Committee is comprised of Carol S. Eicher (Chair), Azita Arvani, Maria C. Green, Donal L. Mulligan, Steven A. Sonnenberg and David Windley.

The Governance Committee is required to meet at least two times throughout the year. In 2018, the Governance Committee met on three occasions. The primary purpose of the Governance Committee is to:

•                  assist the Board in identifying individuals qualified to become Board members;

•                  determine the composition of the Board and its committees;

•                  develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors;

•                  lead the Board in its annual performance review and coordinate its self-evaluation process;

•                  regularly review and, when applicable, recommend to the Board changes to the Corporate Governance Principles, Business Ethics Guide, Articles of Incorporation and By-Laws of the company and certain Board committee charters; and

•                  assist the Board in understanding and complying with new corporate governance laws, regulations and policies affecting us or our business.

Executive Committee

Our Executive Committee is comprised of the independent Board members. Mr. Sonnenberg, as Chair of the Executive Committee and Lead Director, presides at the Executive Committee meetings.

The Executive Committee is to meet no less than four times throughout the year, and in 2018 met on eight occasions at either the beginning or the end of each Board meeting.

The primary purpose of the Executive Committee is to review such matters and take such actions as are appropriate to be reviewed or taken by the independent directors, including, among other things, overseeing the annual CEO evaluation process, reviewing and approving our management succession plan, and overseeing our long-term strategic direction. Any meeting of the Executive Committee held at the beginning of a regularly scheduled Board meeting generally is used to discuss the Board’s priorities and focus on the agenda topics for that meeting. Any meeting of the Executive Committee held following a regularly scheduled Board meeting is generally used to, among other things, assess the quality of the meetings and to collect feedback for the Lead Director to present to the CEO and management. Such feedback includes any requests for specific information relating to our long-term strategic direction, the annual CEO performance review, the compensation of our CEO, our management succession plan, the risks and opportunities inherent in our strategic decision making, future agenda items, and other materials.

BOARD AND COMMITTEE SELF-EVALUATION PROCESS

The Board and its committees generally conduct an annual performance evaluation as follows: annually in October, Board members complete a detailed questionnaire which asks for quantitative ratings and subjective comments in key areas covering Board and committee matters. Responses are collected by the General Counsel and a compilation of all the responses is provided to the Governance Committee. In addition, management prepares a response memorandum to the Chair of the Governance Committee. Upon review by the Governance Committee, the compilation of responses and management’s response memorandum are provided to the Board and each committee for review and discussion. Each committee thereafter provides an evaluation summary to the Board. Feedback is then provided to management through the Lead Director.

In addition, Board members periodically conduct an evaluation of their peer directors. Feedback is provided directly to the Lead Director, who then communicates to the individual directors the information gathered from this process. This peer review process was last completed in early 2019.

BOARD AND COMMITTEE MEMBER NOMINATIONS AND APPOINTMENTS

Committee Appointments

Our Board appoints members of its committees at least annually upon recommendation of the Governance Committee after taking into account the desires, experiences and expertise of individual directors, the recommendations of our CEO and the benefits of rotating committee membership.

Director Nomination Process

Our Governance Committee is responsible for recommending nominees for election to the Board. As required by the Corporate Governance Principles, the Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of individual members. The committee must also balance the composition of the Board, as a whole, with the needs of the company.

Our Governance Committee reviews all director nominees and recommends to the Board those persons whose attributes it believes are most beneficial to the company. The committee’s assessment of each director nominee takes into consideration the needs of the Board, the ability to effectively represent the shareholders and stakeholders generally, as well as the following attributes:

•                  Experience

•                  Expertise

•                  Integrity

•                  Competence

•                  Diversity

•                  Skills (including interpersonal)

•                  Dedication

The Board does not have a written policy with regard to the consideration of diversity in identifying director nominees. However, as indicated above, diversity is one of the factors that the Board takes into consideration when assessing director nominees. In that regard, the Board defines “diversity” broadly to include race, gender, national origin, functional experience, geographic representation and personal skills and attributes.

The Board looks for candidates who have public company experience, have a history of demonstrating strong and ethical leadership, are sufficiently senior and adept at understanding and evaluating strategic, financial, operational and global risks, and have the expertise to create a well-rounded Board. The Governance Committee also considers the Corporate Governance Principles, which include the following factors when considering director nominees:

•                  The size of the Board

•                  Directors with job changes

•                  Director terms

•                  Other board service

•                  Retirement

•                  Independence

Once a recommendation is made by the Governance Committee, it is reviewed by the Board. In making its decision to nominate directors, the Board considers all of the above factors.

Ms. Green joined the Board as a Class I director on March 15, 2019. The Governance Committee led the process for selecting Ms. Green and recommending her to the Board. Based upon the composition and qualifications of the current Board members, the Governance Committee focused on candidates with strong experience in public company corporate governance, global legal and compliance and international matters. The Governance Committee retained an independent search firm to assist with the director search and make recommendations regarding candidates who satisfied the Board’s criteria. Ms. Green was first identified by the independent search firm.

Shareholder Nominations

The Governance Committee will consider director candidates recommended by shareholders. Shareholder recommendations must be accompanied by a sufficiently detailed description of the candidate’s background and qualifications. The committee will evaluate the candidate using the aforementioned criteria. To recommend a qualified candidate, shareholders should write to the Chair of the Governance Committee at the address listed below.

If a shareholder wishes to nominate a director, under our Restated Articles of Incorporation, a shareholder of record must submit to the Corporate Secretary a written request that a person’s name be placed in nomination. This request must be received not less than 75 days prior to the date fixed for our annual meeting, along with the written consent of the proposed nominee to serve as a director.

COMMUNICATION WITH THE BOARD OF DIRECTORS

All interested parties, including shareholders, may communicate with the independent members of the Board by writing to our Lead Director at:

ATTN: General Counsel, Mail Drop #29

Tennant Company

701 North Lilac Drive

P. O. Box 1452

Minneapolis, MN 55440-1452

All of the communications will be delivered to the General Counsel who will forward communications to our Lead Director to address the matter.

COMMITTEE CHARTERS AND OTHER GOVERNANCE DOCUMENTS

All four standing Committee Charters, as well as other governance documents, including the Corporate Governance Principles and Business Ethics Guide, are available on our website at http://www.tennantco.com. To access these documents click on “Investors” at the bottom of our home page, then “Governance” and then “Governance Documents.” Our report on our sustainability initiatives can also be found by clicking on “Sustainability” at the bottom of our home page.

DIRECTOR COMPENSATION

Our non-employee director compensation program is designed to be competitive and to align the interests of our non-employee directors with the long-term interests of our shareholders. Our director compensation program is reviewed annually by the Compensation Committee using external data derived from our outside compensation consultant’s review of proxy data used in the executive compensation determination process. The amount of compensation for non-employee directors has remained unchanged since the 2015 Board year. We define “Board year” for director compensation purposes as the time between annual shareholder meetings. In August 2017, the Compensation Committee, with the advice of its independent compensation consultant, undertook a review of our equity compensation program for non-employee directors as compared to our comparator group described in the Compensation Discussion and Analysis section. Following this review and to be consistent with market practice, the Compensation Committee recommended, and the Board approved, that beginning in April 2018 the annual equity award to non-employee directors would be in the form of restricted stock units rather than 50% in shares of restricted stock and 50% in stock options. The aggregate grant date fair value of the annual equity award remained unchanged at $100,000. Additional information regarding the restricted stock units is provided below.

Director Compensation for 2018

The non-employee director compensation for the 2018 Board year was as follows:

Component of Pay	Board Year Compensation
Annual Board Retainer	$55,000

Annual Committee Member Retainer	Audit: $15,000
Compensation: $6,000
Governance: $5,000

Annual Additional Committee Chair Retainer	Audit: $10,000
Compensation: $10,000
Governance: $5,000

Annual Lead Director Retainer	$20,000

Annual Equity Grant	$100,000 aggregate grant date fair value of restricted stock units

Retainer fees are paid in cash or non-employee directors may elect to defer the retainer fees under the Tennant Company Executive Non-Qualified Deferred Compensation Plan. For additional information on this plan, see the Non-Qualified Deferred Compensation discussion under “Compensation Discussion and Analysis—Other Plans and Agreements—Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation).” All compensation paid to directors who join the Board between annual shareholder meetings is pro-rated for partial years of service.

Non-employee directors receive annual grants of restricted stock units under the 2017 Stock Incentive Plan having an aggregate fair value of $100,000, subject to rounding adjustments described below. The number of restricted stock units granted is determined by dividing $100,000 by the closing price of our common stock on the grant date, rounded to the nearest share. The restricted stock units vest one year from the date of grant and convert into an equal number of shares of our common stock. A director may defer receipt of the shares until his or her service as a director ends or until a pre-established date set forth in the irrevocable deferral election form applicable to the award. We pay dividend equivalents on all outstanding restricted stock units. Dividend equivalents are accrued at the same rate that dividends are paid to our shareholders, are subject to the same vesting conditions as the underlying units and are paid in cash at the same time as the underlying units are settled.

The table below summarizes compensation paid to each person who served as a non-employee director during fiscal 2018. Ms. Green joined the Board on March 15, 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Azita Arvani	66,000	99,987	165,987
William F. Austen	76,000	99,987	175,987
Carol S. Eicher	71,000	99,987	170,987
Donal L. Mulligan	85,000	99,987	184,987
Steven A. Sonnenberg	95,000	99,987	194,987
David S. Wichmann	76,000	99,987	175,987
David Windley	76,000	99,987	175,987

(1)                                 Includes retainer fees earned, whether paid in cash or deferred.

(2)                                 The valuation of stock awards is calculated using the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. See Footnote 19 “Share-Based Compensation” to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018 for the assumptions used in such valuation. The following table summarizes the aggregate number of restricted shares, restricted stock units and options held by each non-employee director as of December 31, 2018.

Name	Restricted Shares (#)(a)	Restricted Stock Units (#)	Stock Options (#)(b)
Azita Arvani	4,712	1,353	14,406
William F. Austen	11,544	1,353	21,532
Carol S. Eicher	9,263	1,353	19,532
Donal L. Mulligan	7,262	1,353	20,261
Steven A. Sonnenberg	13,457	1,353	19,532
David S. Wichmann	7,754	1,353	20,917
David Windley	1,780	1,353	7,259

(a)                                 Reflects restricted shares granted to non-employee directors prior to the 2018 Board year which vest upon the director’s termination of service on the Board.

(b)                                 Reflects stock options granted to non-employee directors prior to the 2018 Board year which vest pro rata over a three-year period beginning on the first anniversary of the date of grant.

Stock Ownership Goal for Non-Employee Directors

The Board has adopted a stock ownership goal for non-employee directors of five times their annual cash retainer, to be attained within five years from the date of election to the Board. Progress toward the ownership goal is measured each year at the time of the February Compensation Committee meeting. Ownership levels are calculated by adding (i) the value of the shares held directly by the director, (ii) the estimated after-tax value of restricted and unrestricted shares, and (iii) the potential gains from vested options, as of the close of market on December 31 of the year immediately preceding the year of calculation. Directors who have served on the Board for five years or more have achieved their goals. Newer Board members are on pace for achieving their ownership targets within the five-year period.

Director Compensation for 2019

In December 2018, consistent with its annual review of non-employee director pay, the Compensation Committee requested that its independent compensation consultant review the competitiveness of the current pay program to determine whether changes should be considered for 2019. Pearl Meyer analyzed the market competitiveness of our non-employee director pay program, including all role-based retainers and fees, and reviewed each element of the pay program against our comparator group and, as a secondary reference point, against all industry survey data. Based on this analysis and the compensation consultant’s recommendations, in February 2019 the Compensation Committee and the Board approved the following changes to the non-employee director pay package for the 2019 Board year:

•                  Increase the annual cash retainer from $55,000 to $65,000

•                  Increase the annual Lead Director retainer from $20,000 to $60,000

•                  Increase the annual equity award from $100,000 to $110,000

The increase in the annual Lead Director retainer was also based on our Lead Director’s more expansive duties in comparison to the lead directors in the comparator group.

ITEM 1—ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that the Board will be divided into three classes of directors of as nearly equal size as possible, and the term of each class of directors is three years. Currently, we have nine directors with three directors serving in each class. At the Annual Meeting, three Class III directors are to be elected for three-year terms and one Class I director is to be elected to a one-year term. If elected, each will serve until their terms expire at the time of the Annual Meeting in 2022 and in 2020, as applicable, and, in each case, until their successors are elected and have qualified. Each nominee has expressed his or her willingness to serve. In the event that any of the nominees is not a candidate at the Annual Meeting, it is the intention of the named proxies to vote in favor of the remaining named nominees and to vote for a substitute nominee selected by the Governance Committee.

The Board, upon recommendation of the Governance Committee, has designated (i) William F. Austen, H. Chris Killingstad and David Windley as nominees for election as Class III directors at the Annual Meeting to serve three-year terms expiring in 2022, and (ii) Maria C. Green as a nominee for election as a Class I director at the Annual Meeting to serve a one-year term expiring in 2020. All nominees currently serve on our Board and were elected by shareholders at our 2018 Annual Meeting, except for Maria C. Green who joined our Board on March 15, 2019.

The Board of Directors, upon recommendation of the Governance Committee, unanimously recommends a vote FOR each of the director nominees.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM INFORMATION

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table represents fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements, certain audit-related services, tax services and all other fees paid to KPMG for the years ended December 31, 2018 and 2017:

Description of Fees	2018 Amount	2017 Amount
Audit Fees(1)	$2,666,000	$3,313,000
Audit-Related Fees(2)	—	593,000
Tax Fees(3)	541,000	525,000
All Other Fees	—	—
Total	$3,207,000	$4,431,000

(1)                                 Audit Fees for 2018 and 2017 include professional services rendered in connection with the audit of our consolidated financial statements, including quarterly reviews, statutory audits of certain of our international subsidiaries and the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, comfort letter fees in connection with the April 2017 private placement of our outstanding 5.625% Senior Notes due 2025, fees related to the audit associated with the exchange offer of our outstanding 5.625% Senior Notes due 2025, as well as other filings with the Securities and Exchange Commission.

(2)                                 Audit-related fees consisted of transaction due diligence support.

(3)                                 Tax Fees for 2018 and 2017 consisted primarily of international tax compliance and consulting services. The Audit Committee has adopted a Pre-Approval Policy for Non-Audit Services, which appears on our website as an exhibit to the Audit Committee charter. All audit-related, tax and other non-audit services were performed in compliance with the Pre-Approval Policy. The Audit Committee has determined that the provision of the above non-audit services did not impact KPMG’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of KPMG. The Audit Committee and the Board believe that the retention of KPMG is in the best interests of the company and its shareholders.

The Audit Committee’s meetings are designed to facilitate and encourage private communication between the committee and KPMG. In addition, the committee complied with its charter responsibilities and reviewed and discussed the audited consolidated financial statements with management. The Audit Committee discussed with KPMG the matters required to be discussed by the applicable Public Company Accounting Oversight Board standards. KPMG also provided to the committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding independence, and the committee discussed with KPMG the firm’s independence.

Based upon the committee’s discussion with management and KPMG and the committee’s review of audited consolidated financial statements and the report of KPMG to the committee, the committee recommended that the Board include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission.

Members of Audit Committee

Donal L. Mulligan (Chair)	William F. Austen
Steven A. Sonnenberg	David S. Wichmann

ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, shareholders will vote on the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2019.

KPMG is an independent registered public accounting firm. The Audit Committee is responsible for the appointment, compensation and oversight of KPMG and believes that the retention of KPMG is in the best interests of the company and its shareholders.

We have been advised that a representative of KPMG will be present during the Annual Meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.

The Board of Directors, upon recommendation of the Audit Committee, unanimously recommends a vote FOR ratification of KPMG LLP as the company’s independent registered public accounting firm.

EXECUTIVE COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) explains our executive compensation program and describes the process followed by the Compensation Committee for making pay and benefit decisions, as well as its rationale for specific decisions made in 2018. The following discussion should be read in conjunction with the Summary Compensation Table and related tables and footnote disclosure setting forth the compensation of the following current and former executive officers (referred to as the “Named Executives”):

•                  H. Chris Killingstad, President and Chief Executive Officer

•                  Keith A. Woodward, Senior Vice President, Chief Financial Officer

•                  Richard H. Zay, Senior Vice President, The Americas and Research and Development

•                  David W. Huml, Senior Vice President, EMEA, APAC, Global Marketing and Operations

•                  Carol E. McKnight, Senior Vice President, Chief Administrative Officer

•                  Thomas Paulson, Former Senior Vice President, Chief Financial Officer

•                  Jeffrey C. Moorefield, Former Senior Vice President, Global Operations

Mr. Woodward was appointed Senior Vice President, Chief Financial Officer, effective December 1, 2018, succeeding Mr. Paulson, who announced his intention to retire in July 2018. Mr. Paulson remained employed with the company in a non-executive role through January 24, 2019 to facilitate a smooth transition. Mr. Moorefield ceased to be employed in the position of Senior Vice President, Global Operations effective June 30, 2018, and his employment continued in a non-executive role until December 31, 2018. Mr. Huml was given responsibility for global operations effective June 30, 2018.

Executive Summary

Overview of 2018 Performance

We are a global industry leader focused on growing through innovative products, geographic expansion and serving new markets. We successfully executed key elements of our 2018 strategy to enhance our product portfolio, take advantage of our significantly expanded presence in the European market and diversify our sales channel. As a result, we saw significant revenue growth in 2018, experiencing organic revenue growth in all of our geographic regions. During 2018, the Americas region grew 7.5%, the EMEA region grew 1.3%, and the APAC region grew 3.2%, for a total organic revenue growth of 5.5%. Strong growth in our strategic account channel, particularly in North America, and broad-based growth in Latin America were significant drivers of this growth. Additionally, IPC continued to deliver in line with the planned amounts. We moved forward with key IPC integration actions in 2018 and are on track to deliver the planned acquisition-related synergies.

We did experience some challenges during the year with respect to gross margins. The reduction in gross margins from 2017 to 2018 was primarily due to external market dynamics which were not unique to the company, including our inability to timely procure labor and materials needed for our production, unplanned tariff costs, and higher freight charges.  Additionally, the unfavorable product mix resulting from robust strategic account sales in 2018 had a detrimental impact on margins. Despite challenging external factors, we did see improvements in factors we could control. For instance, we experienced manufacturing performance improvement and achieved customer price increases, both of which helped to partially offset these negative external factors. We also improved margins in our service business with both operational improvements and by significantly reducing the number of open service trucks to substantially below our normal planned levels. To help mitigate the negative impact from the lower gross margins, we implemented tight management of our controllable expenses. With the combination of the higher-than-anticipated revenue and management of controllable expenses, we were able to partially offset the gross margin challenges that we faced and delivered operating profit slightly below our planned amount.

Snapshot of 2018 Compensation Decisions

Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal 2018:

•                 Base salary: Approved salary increases ranging from 5% to 10.5% based on merit increases, market increases and offsets from the elimination of the annual perquisite allowance.

•                  2018 Short-Term Incentive Plan (“STIP”): Financial and strategic objectives resulted in an overall payout percentage of 101.95% of target, subject to organizational weighting for certain executives.

•                  2018 Long-Term Incentive Plan (“LTIP”) Awards: Named Executives received 20% of their grant in restricted stock, 40% in stock options and 40% in performance-based restricted stock units (“PRSUs”).

•                  2016 PRSU Awards: Since the company did not meet its targets for the 2016-2018 LTIP, the Named Executives did not receive any payout of shares for this award.

•                  RSU Awards: Three Named Executives received one-time awards of restricted stock units (“RSUs”) separate from the LTIP program.

The Compensation Committee believes that the design and structure of the company’s incentive program, and the decisions it makes, provides a direct link between company performance and pay outcomes for the executives, as described in greater detail below.

Role of the Committee in the Compensation Process

The Compensation Committee ensures that executive compensation and benefit programs are consistent with our compensation philosophy and other corporate goals. The Compensation Committee makes decisions regarding Total Direct Compensation (i.e., base salary and short-term and long-term variable pay), other benefits and perquisites for Named Executives, and, subject to final approval from the Executive Committee, the compensation of our CEO.

Compensation Determination Process

The Compensation Committee typically meets four times a year to consider various aspects of compensation for the Named Executives and non-employee directors. Among other things, it decides how to allocate each Named Executive’s Total Direct Compensation and determines the target level of Total Direct Compensation for each. The committee sets Total Direct Compensation and the allocation between each element so that it is consistent with our compensation objectives.

While we do not target any specific mix of compensation, we generally aim to have a compensation program that is in line with benchmarked companies and survey data. In addition, we aim to appropriately balance (i) fixed versus variable compensation, (ii) short- versus long-term compensation, (iii) company versus individual performance, and (iv) shareholder, financial, operational and strategic goals. The balance and mix of incentive compensation are reviewed and determined each year based on short- and long-term objectives of the business.

Annually in December, the Compensation Committee conducts a comprehensive review of pay levels for our Named Executives. The Compensation Committee sets the Named Executives’ Total Direct Compensation opportunity at its annual February meeting. As part of the review, the committee receives proxy peer data and other external reference data in the form of published executive compensation surveys from Pearl Meyer.

In setting compensation for 2018, the Compensation Committee reviewed a combination of proxy peer group and executive compensation surveys to identify competitive market compensation practices and our overall competitive position. The committee works with Pearl Meyer to review the set of comparator firms (the “comparator group”) and to identify and use appropriate executive compensation survey sources against which we assess the competitiveness of executive pay levels.

In addition, the committee considers internal data, including each executive officer’s performance, experience, management capabilities and contributions to our operations, and the tactical and strategic value of specific skill sets of certain key executives. When assessing the compensation of our CEO, the Compensation Committee and the Executive

Committee evaluate our financial performance against that of peer companies and our CEO’s performance against goals and strategic development of the company.

In connection with the processes outlined above, for 2018, Ms. McKnight, our Senior Vice President, Chief Administrative Officer, provided input on the job scope of each executive officer and facilitated the gathering of the market data used by Pearl Meyer. Pearl Meyer conducted the analysis, reviewed the information in advance with the Chair of the Compensation Committee and reviewed management’s compensation recommendations with the committee. Ms. McKnight was available for questions at the committee meeting when the compensation of the executive officers, except for our CEO, is discussed, but played no role in determining her own compensation. Pearl Meyer independently met alone with the committee, without the presence of members of management, when the compensation of our CEO was discussed.

Comparator Group

The comparator group is used for benchmarking Total Direct Compensation for Named Executives and for non-employee director compensation. The selection methodology for reviewing and determining the comparator group have generally included: industry, size, market capitalization, revenue, geographic product mix and customer segmentation, and aggregate similarity to our company.

The committee reviews the comparator group every year to ensure each company remains appropriate for compensation comparison purposes and reflects our size and scope of business. In addition, the committee reviews and validates the selection criteria every year to ensure it aligns with our business strategies.

In April 2017, the Compensation Committee, working with Pearl Meyer, conducted its regular review of the comparator group for 2018. The committee approved the removal of CLARCOR Inc. from the comparator group because it had been acquired and no longer fit the company’s criteria for its comparator group.

The 19 companies that made up our 2018 comparator group at the time the committee established 2018 Named Executive and non-employee director compensation are listed below. The Compensation Committee selected these companies because they were similar in scope and size, with revenues between $382 million and $2,422 million and market cap between $558 million and $7,851 million.

Actuant Corporation	Federal Signal Corporation
Altra Industrial Motion Corp.	Gorman-Rupp Company
Alamo Group Inc.	Graco Inc.
Barnes Group Inc.	Nordson Corporation
Briggs & Stratton Corporation	Standex International Corporation
Chart Industries, Inc.	The Middleby Corporation
CIRCOR International, Inc.	The Toro Company
Columbus McKinnon Corporation	Tredegar Corporation
Donaldson Company, Inc.	Watts Water Technologies, Inc.
Esco Technologies Inc.

Compensation Governance

We believe the following practices and policies promote sound compensation governance and are in the best interests of our shareholders and Named Executives:

What We Do:

•                  place a heavy emphasis on performance-based compensation, using a combination of short- and long-term incentives, to ensure a strong connection between our operating performance and actual compensation;

•                  maintain multi-year vesting requirements for equity compensation awards;

•                  provide 100% of long-term incentives in the form of equity;

•                  enforce rigorous stock ownership guidelines;

•                  maintain a compensation recoupment (claw back) policy;

•                 maintain a fully independent Compensation Committee;

•                  retain an independent compensation consultant;

•                  annually review risks associated with compensation; and

•                  provide shareholders an annual opportunity to cast a say-on-pay vote.

What We Don’t Do:

•                 provide gross-up payments to cover excise taxes for executive or severance benefits;

•                  provide excessive or special perquisites;

•                  option backdating or repricing;

•                  provide grants of reload stock options; or

•                  allow hedging or pledging of Tennant securities by executive officers.

2018 Say-On-Pay

Each year, we carefully consider the results of our shareholder say-on-pay vote from the preceding year. In 2018, approximately 94% of the votes cast supported our executive compensation decisions. Overall, we believe our shareholders are highly supportive of our executive compensation program and its direction. As a result, in 2018 we did not make substantive changes to the structure of our program. We will continue to keep an open dialogue with our shareholders to help ensure that we have a regular pulse on investor perspectives.

What Guides Our Program

Compensation Objectives

Our overall objective is to align executive compensation with our short- and long-term operating goals and the interests of our shareholders.

We seek to offer a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies. Our compensation programs take into account that an executive’s actual compensation level may be greater or less than average competitive levels based on our annual and long-term financial performance against pre-established goals, the individual’s performance and the individual’s scope of responsibilities.

Specifically, our compensation programs adhere to the following design philosophy and principles:

•                  create a relationship between pay and performance by providing a strong link between our short- and long-term business goals and executive compensation;

•                  attract and retain high-caliber key executive officers who can create long-term financial success for the company and enhance shareholder return;

•                  motivate executive officers to achieve our goals by placing a significant portion of pay at risk;

•                  align the interests of executive officers with those of our shareholders by providing a significant portion of compensation in stock-based awards; and

•                  discourage risk-taking behavior that would likely have a material adverse effect on the company.

Linking Pay and Performance

A key component of our executive compensation philosophy is the link between compensation and overall business results and shareholder value creation. We strive to clearly communicate this to our shareholders and believe that looking at realizable pay relative to our peers (see “Comparator Group” above) can illustrate this point effectively.

The Compensation Committee works closely with its outside consultant, Pearl Meyer, to evaluate our compensation programs and ensure adherence to our pay-for-performance philosophy. During 2018, Pearl Meyer assessed the relationship between total realizable pay (as defined below) and our Total Shareholder Return (“TSR”) for the three-year period ended December 31, 2017. This approach uses the most recent period coinciding with our fiscal year-end for which corresponding peer group compensation data is also available. The analysis looks at the degree of alignment between total compensation delivered to Named Executives during the review period and our performance relative to our peer group. “Total realizable pay” is defined as the sum of the following components:

•                  actual base salaries paid over the three-year period;

•                  actual short-term incentive awards paid for the three-year period;

•                  the Black-Scholes value as of December 31, 2017 of any stock options granted over the three-year period;

•                  the value as of December 31, 2017 of restricted shares granted over the three-year period; and

•                  the value as of December 31, 2017 of PRSUs earned for cycles ending in 2015, 2016 and 2017.

For peer companies, realizable pay also includes cash-based long-term incentive plan payouts for cycles that ended within the three-year review period.

As illustrated in the chart below, realizable pay for our CEO and other Named Executives was generally aligned with our relative TSR performance against peers. Realizable pay for the three-year period for our CEO and other Named Executives approximated the 20th to 30th percentile. Our TSR over the same period of time approached the 20th percentile.

Direct Compensation Elements

We seek to achieve our objectives using the following compensation elements:

Element	Type	Terms
Cash	Base Salary	Fixed pay element that reflects the value of the executive role. Generally eligible for increase annually, depending on market conditions, performance and internal equity.

	Short-Term Incentive	Focuses on achievement of annual goals that are directly linked to execution of the company’s annual operating plan and calibrated to deliver performance-aligned pay.

Long-Term Incentive Compensation (100% Equity)

The LTIP program focuses on: (1) direct linkage to stock price performance; (2) key financial drivers of shareholder value; and (3) supporting leadership retention objectives and facilitating and encouraging executive retention and stock ownership through the grant of stock options, performance-based restricted stock units, and restricted stock with opportunities calibrated to deliver pay aligned with performance.

	Performance-Based Restricted Stock Units (represents 40% of total annual award)	The performance period for PRSUs is three years. Payment is variable based on the relative achievement of pre-set financial goals. PRSUs are settled in shares of our common stock on settlement.

	Stock Options (represents 40% of total annual award)	Stock options generally vest in equal installments over three years from the grant date and have a ten-year term.

	Restricted Stock (represents 20% of total annual award)	Restricted stock generally vests three years from the grant date. Dividends are accumulated on restricted stock during the vesting period and paid in cash upon vesting.

Other Equity	Restricted Stock Units (used for one-time grants outside of LTIP program)	RSUs generally vest two or three years from the grant date. RSUs are paid in shares of our common stock on settlement.

Total Direct Compensation: Pay Mix

Our compensation strategy is to target compensation levels within a competitive range of the comparator group at approximately the 50th percentile in base salary and between the 50th and 75th percentile for short-term and long-term incentives, positioning Total Direct Compensation between the 50th and 75th percentile. The Compensation Committee believes that this strategy provides sufficient short-term compensation to attract and retain competitive talent, but also places a large portion of pay in the form of equity and performance-based pay at risk to drive long-term performance goals.

Based on Compensation Committee’s pay decisions, the charts below show the target Total Direct Compensation that Mr. Killingstad and other Named Executives received in fiscal 2018. These charts illustrate that a majority of Total Direct Compensation (approximately 81%) of Mr. Killingstad’s compensation is variable and at risk, and an average of 67% of Total Direct Compensation for our other Named Executives is variable and at-risk based on our performance. The other Named Executive chart does not include Mr. Woodward who joined the company in December 2018 and was not eligible for short-term or long-term incentives for 2018.

Key Compensation Decisions for 2018

Base Salary and Incentive Targets

Base salaries and incentive targets for Named Executives are reviewed annually to ensure that they remain competitive and reflect the scope and responsibility of their positions. In making base salary and incentive target decisions, the Compensation Committee considers benchmarking data provided by Pearl Meyer, our CEO’s recommendations, current base salary, relative position related to market data, scope and complexity of the position, experience, individual performance and internal pay equity.

For 2018, the Compensation Committee approved salary increases for the Named Executives ranging from 5% to 10.5% based on a combination of merit increases, market increases and offsets from the elimination of the annual perquisite allowance.

	Base Salary
	2017($)	2018($)	% Increase
H. Chris Killingstad	732,568	772,719	5.5
Keith A. Woodward(1)	—	435,000	—
Richard H. Zay	356,487	383,374	7.5
David W. Huml	332,448	361,877	8.9
Carol E. McKnight	287,834	318,064	10.5
Thomas Paulson	414,828	435,365	5.0
Jeffrey C. Moorefield	319,815	338,451	5.8

(1)                                 Mr. Woodward was not employed by the company in 2017.

Based on a review of external market data, incentive targets for 2018 remained the same as for 2017.

	Incentive Targets as a % of Base Salary
	STIP		LTIP
	2017	2018	2017	2018
H. Chris Killingstad	120	120	320	320
Richard H. Zay	60	60	145	145
David W. Huml	60	60	145	145
Carol E. McKnight	55	55	115	115
Thomas Paulson	70	70	175	175
Jeffrey C. Moorefield	55	55	130	130

Mr. Woodward did not participate in the STIP or LTIP for 2018.

Incentive Compensation Metrics

Our incentive compensation plans are designed to reward Named Executives for achievement against key financial performance metrics. Each of the metrics used in our executive compensation program is defined below:

Performance Metrics	How It Is Determined/Defined	How It is Used
Incentive Operating Profit in dollars (“Incentive OP$”)

Determined by measuring reported net sales minus operating expenses, which includes the cost of sales, research and development expenses and selling and administration expenses, and excludes certain extraordinary and non-operational items, if any

2018 STIP

Incentive Operating Profit as a percentage of net sales (“Incentive OP%”)	Determined by dividing Incentive OP$ by reported annual net sales	2018 STIP

Total Revenue	Defined as reported annual net sales including the impact of foreign currency and divestitures and acquisitions	2018 STIP

Incentive Return on Invested Capital (“Incentive ROIC”)	Defined as Incentive OP$ divided by (total assets — cash — short-term investments)—(total liabilities — debt)	2016-2018 LTIP 2017-2019 LTIP 2018-2020 LTIP

Organic Revenue

Defined as reported annual net sales excluding the impact of foreign currency exchange and divestitures and acquisitions, when applicable, for each of the three years in the performance period, divided by three

2016-2018 LTIP 2017-2019 LTIP

Cumulative Earnings Per Share	Defined as net earnings divided by weighted average shares outstanding	2018-2020 LTIP

With respect to Incentive OP$ and Incentive OP%, the Compensation Committee has authority to interpret our incentive plans and adjust the metrics and take other actions in its sole discretion to assure that the plans operate consistently with the compensation goals. The plans were designed such that when calculating the metric achievement, the committee has the authority to adjust results for non-operating and other extraordinary items. For 2018, the only discretionary adjustment approved by the Compensation Committee related to the business unit results applicable to Mr. Huml’s STIP payout, whereby the results were adjusted to exclude the impact of certain depreciation expense and the reversal of certain amortization expense related to the IPC acquisition that were not included in the operating plan for the business unit. In approving the adjustment, the Compensation Committee considered that the nature of the adjustment did not relate to the core performance of the business unit.

Achievement of 2018 Short-Term Incentive Plan

To drive achievement of our growth and financial performance goals, our 2018 STIP metrics were Incentive OP$, Incentive OP%, and Total Revenue. In 2018, based on the company’s financial performance against these metrics, the payout level was 101.95% of target.

Performance Measure	Weighting	Threshold	Target	Maximum	2018 Actual
Incentive OP$ ($ in thousands)	50%	$60,600	$70,600	$84,700	$68,394
Incentive OP%	25%	5.1%	6.4%	7.7%	6.1%
Total Revenue ($ in thousands)	25%	$1,044,935	$1,099,932	$1,154,929	$1,123,511
Payout Level (% of Target Payout)		50%	100%	200%	101.95%

2018 Short-Term Incentive Plan Organizational Weightings

Named Executives	2018 Organizational Weighting
H. Chris Killingstad	100% weighting on company financial results

Richard H. Zay	70% weighting on company financial results; 30% weighting on Americas business unit results

David W. Huml	70% weighting on company financial results; 30% weighting on consolidated EMEA, APAC and IPC results

Carol E. McKnight	100% weighting on company financial results

Thomas Paulson	100% weighting on company financial results

Jeffrey C. Moorefield	100% weighting on company financial results

Messrs. Killingstad and Paulson and Ms. McKnight each earned a 2018 STIP payout of 101.95% of target. In setting the performance goals for the Americas, EMEA, APAC and IPC business units, the Compensation Committee strove to make the difficulty of achieving the different payout levels on par with the difficulty of achieving the corporate payout levels, while also taking the specific circumstances facing these businesses into account. Accordingly, Mr. Zay earned a 2018 STIP payout of 93.69% based in part on consolidated Americas financial results of 74.42%, and Mr. Huml earned a 2018 STIP payout of 100.19% of target based in part on consolidated EMEA, APAC and IPC financial results at 96.10%. In accordance with his Transition and Separation Agreement, as discussed below, Mr. Moorefield received a 2018 STIP payout of 100%. Mr. Woodward did not participate in the 2018 STIP.

Achievement of 2016-2018 Long-Term Incentive Plan Performance-Based Restricted Stock Units

In February 2016, the Compensation Committee approved the 2016-2018 LTIP for the Named Executives in the following mix:

•                  40% PRSUs that vest in three years based on the performance metrics described below;

•                  40% non-qualified stock options vesting ratably over three years; and

•                  20% restricted stock that cliff vests at the end of three years.

To determine if the PRSUs would be paid out, we needed to achieve a certain three-year average Incentive ROIC threshold. If the Incentive ROIC threshold was achieved, a three-year average Organic Revenue target would be used to determine the variable payout in shares at the end of the performance period. Incentive ROIC is adjusted for certain types of extraordinary items as defined and approved by the Compensation Committee at the beginning of the performance period.

On February 13, 2019, the Compensation Committee determined that, because the Incentive ROIC threshold was not achieved, no payout was earned for the 2016-2018 PRSUs. The threshold for payment would have required that we achieve a simple three-year average Incentive ROIC of 33% and average Organic Revenue of $833 million. The actual three-year average Incentive ROIC was 24.5%, and actual average Organic Revenue was $828 million.

2018-2020 Long-Term Incentives

For the 2018-2020 LTIP, the Compensation Committee approved the same mix of equity awards described with respect to the 2016-2018 LTIP but modified the metrics to Incentive ROIC (weighting of 60%) and Cumulative Earnings Per Share (weighting of 40%). For more information regarding the specific grants made to Named Executives under the 2018-2020 LTIP, see the Summary Compensation Table and the Grants of Plan-Based Awards table. Both the Incentive ROIC goal and the performance calculation exclude the impact of variables such as extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures and material restructuring or impairment charges. The Incentive ROIC metric is important as it measures the return generated from capital invested and holds us accountable for both profitability and effective use of our balance sheet. We use Cumulative Earnings Per Share as a metric because of its bottom-line focus on profitability, its multiple levers to drive performance over multi-year periods and because it is a key measure to our investors. Earnings Per Share is also the most prevalent metric used by our peers in their performance-based long-term incentive programs.

Performance at the threshold level earns a payout equal to 50% of target, while performance at the maximum level earns a payout equal to 200% of target. The performance targets are confidential and competitive information, particularly to the extent they relate to projected company financial data, which the company does not publicly disclose. The Compensation Committee believes that targeted levels of performance for the LTIP grants are challenging and will not be achieved all of the time. The Compensation Committee set the LTIP financial performance target at a level that would make it reasonably difficult to achieve, when taking into account the business environment at the time the target was established. Under our LTIP methodology, financial performance is assessed in relation to the company’s annual operating plan and budgeted invested capital.

Time-Based Restricted Stock Units

In December 2018, the Compensation Committee approved awards of time-based RSUs to Messrs. Zay and Huml and Ms. McKnight that will vest in full on the third anniversary of the grant date. These RSUs were granted to the three Named Executives in consideration of their outstanding performance over the past two years and for retention purposes. For more information regarding the specific grants made to these three Named Executives, see the Summary Compensation Table and the Grants of Plan Based Awards table.

Other Outstanding Long-Term Incentives

2017-2019 Long-Term Incentives

For the 2017-2019 LTIP, the Compensation Committee approved the same mix of equity awards described with respect to the 2016-2018 LTIP but modified the metrics for the PRSUs in this plan to Incentive ROIC (weighting of 75%) and a three-year simple average of Organic Revenue (weighting of 25%). Both the Incentive ROIC goal and the performance calculation exclude the impact of variables such as extraordinary items, unusual or non-recurring events, changes in accounting principles, realized investment gains or losses, discontinued operations, acquisitions, divestitures and material restructuring or impairment charges. Average Organic Revenue reinforces alignment between incentives and our strategic focus on organic growth.

2019-2021 Long-Term Incentives

For the 2019-2021 LTIP, the Committee approved the same metrics and mix of equity awards as described with respect to the 2018-2020 LTIP.

Compensation Design Change for 2019

The Compensation Committee has determined to use different financial metrics for the fiscal 2019 STIP. For 2019, Incentive OP$ and Incentive OP% have been replaced with earnings before interest, taxes, depreciation and amortization (“EBITDA$”) and EBITDA$ as a percentage of net sales (“EBITDA%”), respectively. The Compensation Committee believes that these metrics are more relevant to assess the performance of the business with respect to creation of shareholder value. In addition, these metrics are more appropriate given the significant impact of non-cash amortization expense resulting from the IPC acquisition. Total Revenue will continue as the third metric under the STIP in 2019. The weighting of the 2019 financial metrics is as follows: EBITDA$ (weighting of 50%), EBITDA% (weighting of 25%) and Total Revenue (weighting of 25%).

Other Plans and Agreements

Named Executives may also receive payments through various other agreements and the plans described below or in the event of special circumstances. These agreements and plans are typically required in the competitive environment to attract and retain talent.

Retirement Savings Plan

Our Named Executives are generally eligible to participate in the broad-based welfare benefit programs that we sponsor, including the Tennant Company Retirement Savings Plan (“Savings Plan”). The Savings Plan is available to all eligible employees, as defined by the plan, and allows for pre-tax elective deferrals, Roth contributions and a matching contribution by us of up to 3% of eligible compensation up to $275,000. In addition, the Savings Plan allows profit sharing contributions by us based on the relevant metric set. This additional profit sharing contribution is paid into each eligible employee’s account under the Savings Plan unless the amount exceeds 3.5% of eligible compensation, in which case 3% is paid into the eligible employee’s account and the balance of the actual calculated profit sharing amount is paid in cash to the employee. The Incentive OP$ achieved in 2018 resulted in a profit sharing contribution under the Savings Plan for 2018 equal to 2.78% of eligible compensation up to $275,000.

Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation)

Our Named Executives are eligible for supplemental non-qualified benefits under our Non-Qualified Deferred Compensation Plan. The intention of this plan is to provide participating individuals with benefits that would otherwise be available to them under our Savings Plan but for the application of limitations on benefits imposed by the Internal Revenue Code. The amounts deferred in this plan are listed in the “Excess” column in the All Other Compensation Table which is included as a footnote to the Summary Compensation Table. In addition, this plan allows employee participants to defer the receipt of base salary and STIP payments and non-employee directors to defer receipt of annual retainers as follows:

•                  executive officers, including Named Executives, may elect to defer 0-25% of their base salary and 0-100% of their STIP payout; and

•                  non-employee directors may elect to defer 0%, 50% or 100% of their annual retainer.

The interest rate earned on deferrals in 2018 was 3.40%.

Certain management and Named Executives may defer income on a pre-tax basis in excess of the deferral amounts allowed under our Savings Plan. Participating employees may receive discretionary company contributions under this plan in the form of excess profit sharing not available to them under the Savings Plan. In addition, participants are eligible to receive matching contributions not available to them under the Savings Plan. Under the terms of this plan, matching contributions and annual profit sharing contributions are based on formulas applicable to them in the Savings Plan but not available because of qualified plan limitations. Participants’ accounts are fully vested at all times except that a participant forfeits all company discretionary matching contributions and profit sharing contributions in the event of termination for cause. Pursuant to this plan, “cause” means (i) the participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy, to the extent committed in connection with the position or (ii) the participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to his or her position. In each case, the participant’s behavior must have resulted in a material adverse effect on our company or an affiliate. The timing of payment of benefits attributable to amounts contributed or deferred after January 1, 2003, including company contributions and gains and losses credited thereon, varies based on the type of contribution or deferral.

Transition and Separation Agreement with Jeffrey Moorefield

Jeffrey C. Moorefield ceased serving as Senior Vice President, Global Operations effective June 30, 2018 but continued serving in a non-executive role until December 31, 2018. We entered into a transition agreement with Mr. Moorefield providing the following severance pay and benefits to Mr. Moorefield in connection with termination of his employment: (i) severance pay and benefit amounts consistent with his employment agreement in connection with an involuntary termination without cause and his 2018 STIP award based on the company’s actual performance for the full year (but no greater than the target payout), (ii) reimbursement of Mr. Moorefield’s reasonable moving expenses up to a total of $5,000 and rent and reasonable lease termination expenses, (iii) acceleration of the vesting of 1,474 restricted shares previously granted to Mr. Moorefield which would otherwise vest on February 26, 2019, and (iv) immediate access to outplacement services.

Executive Employment Agreements, Management Agreements and Executive Officer Severance Plan

The Compensation Committee has determined that we should provide certain post-termination benefits to our executive officers, including the Named Executives, to obtain the benefits of their services and attention to our affairs. In exchange for the benefits we provide, the Named Executives are required to agree to certain confidentiality, non-competition and cooperation covenants, which the Compensation Committee believes are valuable when an executive’s employment terminates. In addition, the committee believes that we should provide an inducement for executive officers to remain in our service in the event of any proposed or anticipated change in control in order to facilitate an orderly transition, without placing the executive in a position where he or she is concerned about being terminated without compensation in connection with such a transaction. We also require executive officers to sign a release of their claims against us as a condition to receiving payments from us, and this release and the other covenants are more likely to be enforceable as a result of the benefits we provide under these arrangements. For these reasons, we have entered into Executive Employment Agreements and Management Agreements with the Named Executives other than Mr. Woodward, and Mr. Woodward is a participant in the Executive Officer Severance Plan adopted in October of 2018.  Descriptions of the agreements and plan are included under “Agreements and Arrangements with Named Executives.”

Generally, the arrangements only provide for benefits in the event the executive is terminated without cause, provided that certain benefits are also provided if the executive voluntarily terminates his or her employment for good reason under the agreements. The Compensation Committee believes that a termination by an executive for good reason may be conceptually the same as termination by us without cause. This is particularly true in the case of a change in control where a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. These arrangements are described below under “Agreements and Arrangements with Named Executives.” No payments become due merely upon a change in control, but rather only if the executive officer’s employment is terminated without cause or if the executive officer terminates for good reason following the change in control, which is often referred to as a “double trigger.”

The form and level of benefits provided under these agreements have been approved by the Compensation Committee based on historical practices and general information about the level of benefits provided by other companies with whom we compete for executive talent.

Our equity awards for all employees generally provide for acceleration of vesting, or lapse of restrictions, upon a change in control. The Compensation Committee believes that acceleration upon a change in control is appropriate to minimize the risk that executive officers might favor a particular transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the employees will remain with us after becoming aware of a pending or threatened change in control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

Compensation Policies

Recoupment Policy

We have a recoupment (or claw back) policy that was amended by our Compensation Committee in 2018 to include provisions requiring recoupment of awards if a covered executive officer engages in certain gross misconduct. The policy is applicable to all employees designated as access persons under our insider trading policy (persons with access to detailed financial and other insider information, a group that includes all executive officers). The committee has discretion to reduce the amount of any forfeiture or recoupment and may also pursue other remedies against a covered person for conduct covered by the policy.

The policy requires recoupment of certain cash and equity incentive award payouts in the event we are required to restate our financial results.  The amount subject to recoupment is the amount that would not have been earned or paid based on the restated results. The policy now also subjects all cash incentive and equity awards to forfeiture and/or recoupment in the event a covered person engages in certain gross misconduct. In all cases, any recoupment is based on net proceeds from the awards subject to recoupment and includes the proceeds from the sale of any shares subject to equity awards that are subject to recoupment, as well as any dividends paid on the shares received from an award.

Executive Officer Stock Ownership Guidelines

To align executive officers’ interests with shareholders’ interests, the Compensation Committee expects executive officers to acquire significant equity ownership. The guidelines require that within five years of service in an executive role, each executive must have achieved an equity ownership level equal to a specified multiple of his or her base salary.

The minimum equity ownership levels are five times annual base salary for our CEO and two times annual base salary for the other Named Executives. Ownership levels are calculated based on actual shares owned plus the estimated after-tax value of restricted and unrestricted shares, deferred stock units and shares held under benefit plans, and potential gains from vested options. The calculation uses a stock value as of the close of market on December 31 of the year immediately preceding the year of calculation.

Executive officers who have held executive positions with us for five years or more have achieved their goals. Newer executive officers are on pace for achieving their ownership targets within the applicable range.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits access persons from engaging in speculative trading or hedging of positions in our securities, including writing or trading in options, warrants or any other derivatives, and from entering into any transactions designed specifically to protect or hedge against a decrease in value of our securities. It also prohibits pledges of any company securities (e.g., pledge to a bank or financial institution as collateral for a loan, or pledge to a broker in connection with a market transaction, such as a margin loan or prepaid forward sale contract).

Granting of Equity Awards

We have an equity award approval policy to ensure that all equity awards are approved pursuant to proper authority, follow a consistent process, and are reflected in appropriate documentation. Under the policy, equity awards that have an exercise price or number of shares that are based on the fair market value of our common stock on the date of grant are only granted at times when trading is permitted under our insider trading policy. This policy ensures that the exercise price or number of shares is determined by reference to a stock price that reflects current public information. The policy includes procedures for granting equity awards to executive officers and non-employee directors, as well as all other employees. Under our plans, the exercise price of stock options is based on the fair market value on the date of grant. The plans define fair market value as the closing price of our common stock on the preceding trading day.

Deductibility of Executive Compensation

Section 162(m) limits the tax deductibility of compensation paid to each covered officer to $1 million per year. Until January 1, 2018, this limitation did not apply to “performance-based compensation” that complied with Section 162(m). We previously tried to structure our compensation programs, where possible, to qualify for the performance-based compensation exemption. However, this exception for “performance-based compensation” was repealed as part of legislation signed into law at the end of 2017. Consequently, compensation paid in 2018 and later years to our covered officers, as determined under the tax rules, in excess of $1 million per year will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017 that are not subsequently modified.

The Compensation Committee’s primary objective in designing and administering our compensation programs is to support and encourage the achievement of our long-term strategic goals and to enhance shareholder value. When consistent with this compensation philosophy, the committee has structured our compensation programs with the intent that compensation paid thereunder generally would be tax deductible. However, with the repeal of the performance-based exception, it is uncertain whether we will be able to deduct some of the payments under existing awards that were designed to qualify for the performance-based pay exception, and payments under new awards to a covered officer, although performance-based, will not be deductible to the extent they exceed $1 million in any year. The committee believes that shareholder interests are best served by not restricting the committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the committee has approved, and may in the future approve, compensation arrangements for executive officers that are not fully tax deductible. Notwithstanding the repeal of the exemption for “performance-based compensation,” the Compensation Committee intends to maintain its commitment to structuring our executive compensation programs in a manner designed to align pay with performance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is comprised entirely of independent, outside directors. No company employee serves on the committee. The committee members have no interlocking relationships as defined by the SEC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

David Windley (Chair)	William F. Austen
Azita Arvani	David S. Wichmann
Carol S. Eicher

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to, the Named Executives.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non-Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

H. Chris Killingstad	2018	765,653	1,483,646	989,213	945,345	2,046	50,288	4,236,191
President and Chief	2017	726,375	1,406,538	938,059	—	5,978	79,558	3,156,508
Executive Officer	2016	710,517	1,399,771	933,141	783,359	946	116,782	3,944,516

Keith A. Woodward(6)	2018	35,135	499,987	—	—	—	753	535,875
Senior Vice President,
Chief Financial Officer

Richard H. Zay	2018	378,127	673,508	222,381	215,512	138	35,508	1,525,174
Senior Vice President,	2017	345,645	310,148	206,843	—	364	39,537	902,537
The Americas and R&D	2016	314,324	286,056	190,692	189,403	46	59,074	1,039,595

David W. Huml(6)	2018	355,912	603,826	209,908	217,539	208	27,344	1,414,737
Senior Vice President,	2017	322,337	289,213	192,899	46,027	593	26,090	877,159
EMEA, APAC, Global Marketing & Operations

Carol E. McKnight(6)	2018	311,730	464,269	146,325	178,347	43	20,914	1,121,628
Senior Vice President,
Chief Administrative Officer

Thomas Paulson	2018	431,905	457,178	304,802	310,698	986	29,070	1,534,639
Former Senior Vice President,	2017	411,241	435,540	290,501	—	2,925	32,085	1,172,292
Chief Financial Officer	2016	402,020	433,094	288,742	258,554	392	66,508	1,449,310

Jeffrey C. Moorefield(6)	2018	335,094	264,030	176,016	186,148	30	22,272	983,590
Former Senior Vice President,	2017	314,861	249,466	166,363	—	48	33,055	763,793
Global Operations	2016	301,154	231,749	154,503	152,180	—	35,935	875,521

(1)                                  Amounts represent the aggregate grant date fair value of the annual restricted stock awards and PRSUs (at target) that were granted in each fiscal year, and amounts for 2018 also represent time-based RSUs granted to Messrs. Zay and Huml and Ms. McKnight as described under Compensation Discussion and Analysis above. Grant date fair values are calculated in accordance with FASB ASC Topic 718. See Footnote 19 “Share-Based Compensation” to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018, for the assumptions used in this calculation. The grant date fair value of each restricted stock and RSU award and the targeted grant date value of each PRSU award were computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. The grant date fair values for 2018 of restricted stock awards, time-based RSUs and PRSUs if target performance and maximum performance is achieved are as follows:

	Restricted Stock	RSUs	PRSUs ($)
	($)	($)	Target	Maximum
H. Chris Killingstad	494,549	—	989,097	1,978,194
Keith A. Woodward	—	499,987	—	—
Richard H. Zay	111,163	340,018	222,327	444,654
David W. Huml	104,935	289,021	209,870	419,740
Carol E. McKnight	73,184	244,786	146,300	292,599
Thomas Paulson	152,393	—	304,785	609,571
Jeffrey C. Moorefield	88,010	—	176,020	352,040

(2)                                  Amounts represent the aggregate grant date fair value of stock options that were granted in each fiscal year, as computed in accordance with FASB ASC Topic 718. See Footnote 19 “Share-Based Compensation” to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2018, for the assumptions used in this calculation.

(3)                                  Amounts reflect payments earned under our 2016, 2017 and 2018 Short-Term Incentive Plan, respectively.

(4)                                  Amounts include above-market earnings on non-qualified deferred compensation, using 120% of the applicable federal long-term rate as the basis for market earnings.

(5)                                  All Other Compensation for 2018 consists of the following:

	Savings Plan		Non-Qualified Plan	Perquisites
Name	Match ($)	Profit Sharing ($)	Excess ($)	Perquisite Allowance ($)(a)	Travel ($)(b)	Gross- ups ($)(c)	Total ($)
H. Chris Killingstad	8,250	7,645	28,143	6,250	—	—	50,288
Keith A. Woodward	753	—	—	—	—	—	753
Richard H. Zay	8,250	7,645	5,846	3,000	4,411	6,356	35,508
David W. Huml	8,250	7,645	7,224	4,225	—	—	27,344
Carol E. McKnight	8,250	7,645	2,019	3,000	—	—	20,914
Thomas Paulson	8,250	7,645	8,950	4,225	—	—	29,070
Jeffrey C. Moorefield	8,250	7,645	3,377	3,000	—	—	22,272

(a)                       Prior to April 1, 2018, we provided cash payments to executive officers in lieu of perquisites in the amount of $25,000 for our CEO and $12,000 for our other Named Executives. The amounts in this column reflect the pro-rated portion of such perquisite allowances for the first three months of 2018. Amounts for Messrs. Paulson and Huml also include reimbursement by our company of $1,225 for executive medical examinations.

(b)                      Travel expenses paid in connection with sales incentive trips where Mr. Zay was expected to entertain high-performing sales representatives, distributors, or contractors with his spouse or guest.

(c)                       Amount represents the tax gross-up portion for travel expenses for the spouse or guest in connection with the business incentive trips described above.

(6)                                  Prior to 2018, Mr. Woodward and Ms. McKnight were not Named Executives, and prior to 2017, Mr. Huml was not a Named Executive.  Mr. Woodward’s employment with the company began on December 1, 2018.

GRANTS OF PLAN-BASED AWARDS

The following table presents information regarding each grant of an award under our compensation plans made during 2018 to the Named Executives.

									All other	All other
									Stock	Option		Grant Date
									Awards:	Awards:	Exercise	Fair Value
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	of
			under Non-Equity			under Equity Incentive Plan			Shares of	Securities	Price of	Stock and
			Incentive Plan Awards			Awards			Stock or	Underlying	Option	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)(1)	($)(2)

H. Chris Killingstad
Short-Term Incentive Award(3)	—	—	463,631	927,263	1,854,526	—	—	—	—	—	—	—
PRSU Award(4)	2/28/2018	2/14/2018	—	—	—	7,305	14,610	29,220	—	—	—	989,097
Restricted Stock Award(5)	2/28/2018	2/14/2018	—	—	—	—	—	—	7,305	—	—	494,549
Stock Option Award(6)	2/28/2018	2/14/2018	—	—	—	—	—	—	—	61,702	67.70	989,213

Keith A. Woodward(7)
RSU Award(8)	12/1/2018	11/1/2018	—	—	—	—	—	—	8,354	—	—	499,987

Richard H. Zay
Short-Term Incentive Award(3)	—	—	115,012	230,024	460,049	—	—	—	—	—	—	—
PRSU Award(4)	2/28/2018	2/14/2018	—	—	—	1,642	3,284	6,568	—	—	—	222,327
Restricted Stock Award(5)	2/28/2018	2/14/2018	—	—	—	—	—	—	1,642	—	—	111,163
RSU Award(8)	12/7/2018	12/6/2018	—	—	—	—	—	—	5,934	—	—	340,018
Stock Option Award(6)	2/28/2018	2/14/2018	—	—	—	—	—	—	—	13,871	67.70	222,381

David W. Huml
Short-Term Incentive Award(3)	—	—	108,563	217,126	434,252	—	—	—	—	—	—	—
PRSU Award(4)	2/28/2018	2/14/2018	—	—	—	1,550	3,100	6,200	—	—	—	209,870
Restricted Stock Award(5)	2/28/2018	2/14/2018	—	—	—	—	—	—	1,550	—	—	104,935
RSU Award(8)	12/7/2018	12/6/2018	—	—	—	—	—	—	5,044	—	—	289,021
Stock Option Award(6)	2/28/2018	2/14/2018	—	—	—	—	—	—	—	13,093	67,70	209,908

Carol E. McKnight
Short-Term Incentive Award(3)	—	—	87,468	174,935	349,870	—	—	—	—	—	—	—
PRSU Award(4)	2/28/2018	2/14/2018	—	—	—	1,081	2,161	4,322	—	—	—	146,300
Restricted Stock Award(5)	2/28/2018	2/14/2018	—	—	—	—		—	1,081	—	—	73,184
RSU Award(8)	12/7/2018	12/6/2018	—	—	—	—	—	—	4,272	—	—	244,786
Stock Option Award(6)	2/28/2018	2/14/2018	—	—	—	—	—	—	—	9,127	67.70	146,325

Thomas Paulson
Short-Term Incentive Award(3)	—	—	152,378	304,756	609,511	—	—	—	—	—	—	—
PRSU Award(4)	2/28/2018	2/14/2018	—	—	—	2,251	4,502	9,004	—	—	—	304,785
Restricted Stock Award(5)	2/28/2018	2/14/2018	—	—	—	—	—	—	2,251	—	—	152,393
Stock Option Award(6)	2/28/2018	2/14/2018	—	—	—	—	—	—	—	19,012	67.70	304,802

Jeffrey C. Moorefield
Short-Term Incentive Award(3),(9)	—	—	93,074	186,148	186,148	—	—	—	—	—	—	—
PRSU Award(4)	2/28/2018	2/14/2018	—	—	—	1,300	2,600	5,200	—	—	—	176,020
Restricted Stock Award(5)	2/28/2018	2/14/2018	—	—	—	—	—	—	1,300	—	—	88,010
Stock Option Award(6)	2/28/2018	2/14/2018	—	—	—	—	—	—	—	10,979	67.70	176,016

(1)                                      The exercise price is based on the closing price on the last trading day prior to the date of grant.

(2)                                      The actual value to be realized by a Named Executive depends upon the appreciation in value of our common stock and the length of time the award is held. No value will be realized with respect to any stock option award if the price of our common stock does not increase following the grant date.

(3)                                      Under our 2018 Short-Term Incentive Plan, the threshold amount represents a minimum performance that results in a payout equal to 50% of the target award and the maximum payout is 200% of target, with no Named Executive eligible to receive a payout in excess of $2 million. Payout amounts are based on achievement of annual goals relating to Incentive OP$, Incentive OP% and Total Revenue. The actual 2018 Short-Term Incentive Plan payouts are reported in the Summary Compensation Table above.

(4)                                      Under our 2018-2020 Long-Term Incentive Plan, the threshold amount of PRSUs represents a minimum performance that results in a payout in shares of common stock equal to 50% of the target award and the maximum payout is 200% of target. The PRSUs were granted under the 2017 Stock Incentive Plan and will vest on December 31, 2020 based on achievement of certain Incentive ROIC and cumulative earnings per share targets for the 2018-2020 performance period. No dividend equivalents are paid on PRSUs.

(5)                                      The shares of restricted stock were granted under the 2017 Stock Incentive Plan and vest in full on the third anniversary of the grant date. Dividends are accumulated on restricted stock during the vesting period and paid in cash upon vesting.

(6)                                      The stock options were granted under the 2017 Stock Incentive Plan and vest 33.33% annually over a three-year term beginning on the first anniversary of the grant date.

(7)                                      Mr. Woodward was not eligible for the 2018 STIP and 2018-2020 LTIP programs.

(8)                                      The time-based RSUs were granted under the 2017 Stock Incentive Plan and vest in full on the third anniversary of the grant date. No dividend equivalents are paid on the RSUs.

(9)                                      Per Mr. Moorefield’s Transition and Separation Agreement described in the Compensation Discussion and Analysis section above, Mr. Moorefield’s 2018 STIP award is capped at target.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

The following table presents information regarding outstanding equity awards held at the end of 2018 by the Named Executives.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($/Share)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(4)
H. Chris Killingstad	02/26/2010	115,583	—	24.21	02/26/2020	02/26/2016	8,901	463,831	—	—
	02/25/2011	39,557	—	40.21	02/25/2021	02/28/2017	6,405	333,765	—	—
	02/24/2012	37,824	—	43.66	02/24/2022	02/28/2017	—	—	6,405	333,765
	02/22/2013	36,149	—	47.03	02/22/2023	02/27/2018	7,305	380,664	—	—
	02/28/2014	27,767	—	60.67	02/28/2024	02/27/2018	—	—	14,610	761,327
	02/27/2015	44,500	—	66.97	02/27/2025	—	—	—	—	—
	02/26/2016	46,018	23,009	52.42	02/26/2026	—	—	—	—	—
	02/28/2017	18,995	37,989	73.20	02/28/2027	—	—	—	—	—
	02/27/2018	—	61,702	67.70	02/27/2028	—	—	—	—	—

Keith A. Woodward	—	—	—	—	—	12/01/2018	8,354	435,327	—	—

Richard H. Zay	02/25/2011	5,777	—	40.21	02/25/2021	02/26/2016	1,819	94,788	—	—
	02/24/2012	5,524	—	43.66	02/24/2022	02/28/2017	1,412	73,579	—	—
	02/22/2013	5,280	—	47.03	02/22/2023	02/28/2017	—	—	1,412	73,579
	02/28/2014	4,055	—	60.67	02/28/2024	02/27/2018	1,642	85,565
	02/27/2015	7,690	—	66.97	02/27/2025	02/27/2018	—	—	3,284	171,129
	02/26/2016	9,404	4,702	52.42	02/26/2026	12/07/2018	5,934	309,221	—	—
	02/28/2017	4,189	8,376	73.20	02/28/2027	—	—	—	—	—
	02/27/2018	—	13,871	67.70	02/27/2028	—	—	—	—	—

David W. Huml	02/26/2016	—	3,703	52.42	02/26/2026	02/26/2016	1,432	74,622	—	—
	02/28/2017	—	7,812	73.20	02/28/2027	02/28/2017	1,317	68,629	—	—
	02/27/2018	—	13,093	67.70	02/27/2028	02/28/2017	—	—	1,317	68,629
	—	—	—	—	—	02/27/2018	1,550	80,771	—	—
	—	—	—	—	—	02/27/2018	—	—	3,100	161,541
	—	—	—	—	—	12/07/2018	5,044	262,843	—	—

Carol E. McKnight	07/29/2014	2,982	—	76.25	07/29/2024	02/26/2016	1,257	65,502	—	—
	02/27/2015	6,010	—	66.97	02/27/2025	02/28/2017	904	47,107	—	—
	02/26/2016	6,498	3,249	52.42	02/26/2026	02/28/2017	—	—	904	47,107
	02/28/2017	2,682	5,364	73.20	02/28/2027	02/27/2018	1,081	56,331	—	—
	02/27/2018	—	9,127	67.70	02/27/2028	02/27/2018	—	—	2,161	112,610
	—	—	—	—	—	12/07/2018	4,272	222,614	—	—

Thomas Paulson	02/22/2013	9,297	—	47.03	02/22/2023	02/26/2016	2,754	143,511	—	—
	02/28/2014	7,141	—	60.67	02/28/2024	02/28/2017	1,983	103,334	—	—
	02/27/2015	13,770		66.97	02/27/2025	02/28/2017	—	—	1,984	103,360
	02/26/2016	14,239	7,120	52.42	02/26/2026	02/27/2018	2,251	117,300
	02/28/2017	5,883	11,764	73.20	02/28/2027	02/27/2018	—	—	4,502	234,599
	02/27/2018	—	19,012	67.70	02/27/2028	—	—	—	—	—

Jeffrey C. Moorefield(5)	04/30/2015	7,154	—	65.12	04/01/2019	—	—	—	—	—
	02/26/2016	7,619	—	52.42	04/01/2019	—	—	—	—	—
	02/28/2017	3,369	—	73.20	04/01/2019	—	—	—	—	—

(1)                                     Stock options vest 33.33% annually over a three-year term beginning on the first anniversary of the grant date.

(2)                                     Restricted stock and RSUs vest 100% on the third anniversary of the grant date.

(3)                                     If specified performance conditions are met, the PRSUs granted in 2017 for the 2017-2019 performance period will vest on December 31, 2019, and the PRSUs granted in 2018 for the 2018-2020 performance period will vest on December 31, 2020. The number of shares the Named Executive will receive upon vesting of the PRSUs is dependent upon the achievement of goals with respect to Incentive ROIC and organic revenue for the 2017-2019 performance period and Incentive ROIC and cumulative earnings per share for the 2018-2020 performance period.

The number of PRSUs reported in the table for grants made in 2017 is the threshold number established by the Compensation Committee, and the number of PRSUs reported in the table for grants made in 2018 is the target number established by the Compensation Committee. As discussed in the Compensation Discussion and Analysis section, the performance goals set for the PRSUs granted in 2016 for the 2016-2018 performance period were not met and no shares were paid out in connection with those awards.

(4)                                     Based on the per share closing market price of our common stock on December 31, 2018 of $52.11.

(5)                                     Mr. Moorefield’s unvested options, shares of restricted stock and PRSUs were forfeited in connection with his termination of employment on December 31, 2018. Mr. Moorefield’s vested options will expire on April 1, 2019.

OPTION EXERCISES AND STOCK VESTED IN 2018

The following table presents information regarding the exercise of stock options during 2018 by the Named Executives and vesting of restricted stock awards held by the Named Executives for 2018.

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Chris Killingstad	106,251	6,318,456	6,764	457,923
Keith A. Woodward	—	—	—	—
Richard H. Zay	—	—	1,169	79,141
David W. Huml	19,966	257,769	914	61,878
Carol E. McKnight	—	—	914	61,878
Thomas Paulson	33,592	2,156,264	2,093	141,696
Jeffrey C. Moorefield(1)	—	—	2,530	153,551

(1)                                 Includes 1,474 shares of restricted stock that were granted in 2016 and accelerated on December 31, 2018 pursuant to Mr. Moorefield’s Transition and Separation Agreement described under the Compensation Discussion and Analysis section above.

NON-QUALIFIED DEFERRED COMPENSATION IN 2018

Two elements of Total Direct Compensation may be deferred: base salary and STIP payouts. Named Executives may elect to defer 0-25% of their base salary and 0-100% of their STIP payout. The interest rate for 2018 Non-Qualified Deferred Compensation was 3.40%. This rate is based on the ten-year Treasury bond rate as of December 12, 2017 of 2.40% plus 1%. For additional explanation of our non-qualified deferred compensation plan, see “Compensation Discussion and Analysis—Other Plans and Agreements—Supplemental Retirement Savings Plan (Non-Qualified Deferred Compensation).” Mr. Woodward did not participate in our Non-Qualified Deferred Compensation Plan in 2018.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last FYE ($)(5)
H. Chris Killingstad	—	28,143	28,903	—	893,955
Richard H. Zay	—	5,846	1,954	—	64,387
David W. Huml	—	7,224	2,945	—	95,439
Carol E. McKnight	—	2,019	603	—	20,081
Thomas Paulson	155,349	8,950	13,927	—	426,137
Jeffrey C. Moorefield	—	3,377	424	—	16,083

(1)                                 Executive officers are eligible to voluntarily defer a portion of their base salary and STIP payouts. Amounts represent deferrals by executive officers in 2018.

(2)                                 Reflects matching and/or discretionary contributions made under this plan for 2018. These amounts are also included in the All Other Compensation column of the Summary Compensation Table.

(3)                                 Aggregate earnings comprise interest earned. The interest rate in 2018 was 3.40%.

(4)                                 Executive officers may elect a lump sum payment or an installment distribution payable for up to ten years after separation.

(5)                                 The following amounts were also reported as compensation for our Named Executives in the Summary Compensation table for prior years:

Name	Year	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)
H. Chris Killingstad	2017	5,978	37,177
	2016	946	76,438
	2015	—	62,724
	2014	—	46,156
	2013	—	46,986
	2012	—	59,506
	2011	—	89,422
	2010	—	79,264
	2009	—	21,982
	2008	—	35,076
	2007	—	51,577
	2006	76	35,583

Richard H. Zay(a)	2017	364	7,926
	2016	46	13,386
	2015	—	9,156
	2014	—	5,282

David W. Huml(b)	2017	593	5,990

Carol E. McKnight(c)	2017	—	—

Thomas Paulson	2017	2,925	11,985
	2016	392	24,611
	2015	—	18,716
	2014	—	13,702
	2013	—	13,839
	2012	—	17,484
	2011	—	26,580
	2010	—	23,397
	2009	—	6,303
	2008	—	12,314
	2007	—	8,791
	2006	—	181

Jeffrey C. Moorefield(d)	2017	48	5,900
	2016	—	6,163

(a)                                 Mr. Zay was not a Named Executive prior to 2014.

(b)                                 Mr. Huml was not a Named Executive prior to 2017.

(c)                                  Ms. McKnight was not previously a Named Executive.

(d)                                 Mr. Moorefield was not a Named Executive prior to 2016.

AGREEMENTS AND ARRANGEMENTS WITH NAMED EXECUTIVES

In October 2018, the Compensation Committee adopted the Executive Officer Severance Plan (the “Severance Plan”) to provide executive officers who subsequently join the company severance benefits following certain termination scenarios. New executive officers participate in the Severance Plan in lieu of entering into separate agreements with the company, a practice which has become less common. Mr. Woodward, who became an executive officer in December 2018, is a participant in the Severance Plan, which is described in more detail below. The benefits under the Severance Plan are substantially the same as the benefits provided under the existing Executive Agreements (as defined below) with the other Named Executives.

We are a party to agreements with each of the Named Executives other than Mr. Woodward that together establish the terms of the employment relationship between the company and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends. Collectively, these agreements are referred to as the “Executive Agreements” and consist of an Executive Employment Agreement and a Management Agreement.

The Executive Agreements address various termination of employment scenarios, including an executive’s involuntary termination without cause, an executive’s voluntary termination for good reason, and an executive’s death or disability. No severance payments are made to executive officers who are terminated for cause. An executive agrees under the Executive Agreements not to compete with the company during employment or for a period of 12 months after employment ends, not to disclose confidential information during or after employment for as long as the information retains its confidential nature, and not to solicit employees or customers for a period of 12 months after employment ends. Severance payments as described below under the Executive Agreements are conditioned on an executive remaining in compliance with these requirements, including an obligation to inform us of any potentially competitive activities during the 12-month post-employment period, and signing a release of claims in favor of the company. The Executive Agreements also provide that severance payments under those agreements will be reduced by the amount of any other severance compensation an executive is eligible to receive from us under any other agreement or plan of ours providing compensation in the event of involuntary termination.

Executive Employment Agreements

The Executive Agreements with the Named Executives describe the rights and obligations of the company and the executive in connection with the executive’s separation from employment in situations other than following or in connection with a change in control. Under the Executive Agreements:

•                  Upon any termination of employment, an executive will receive any earned but unpaid base salary and STIP payments for the preceding year.

•                  Upon a termination due to death or disability, an executive (or beneficiary) will also receive base salary through the last day of the calendar month in which the termination occurs.

•                  Upon termination by the company without cause or by the executive for good reason, the executive is entitled to receive (i) an amount equal to one year’s base salary, (ii) an amount equal to a pro-rata portion of the award that would have been payable to the executive under the STIP for the year of termination had the executive been employed for the full year, based on the actual performance of objectives, with such amount before proration not to exceed an award based on target performance, and (iii) benefits continuation for up to 12 months after termination.

The timing of the payment of the foregoing amounts is as follows: the executive is paid his or her base salary in accordance with regular payroll practices for a period of 12 consecutive months following the date of termination, provided that if the payment of base salary exceeds the amount that would cause it to be considered a deferral of compensation under Section 409A of the Internal Revenue Code, the excess will be paid in a lump sum within 2½ months of the termination date; the executive’s STIP payment is made at the normal payment date, but in no event later than 2½ months after the end of the STIP plan year; and the medical, dental and group life insurance contributions will be paid for a period of up to 12 months after the termination date, unless the executive is no longer eligible for COBRA continuation coverage or fails to timely pay the employee portion of such premiums.

For purposes of the Executive Agreements, “cause” means (i) executive’s material breach of the agreement that is not remedied within 30 days after receiving written notice from us, (ii) an executive’s dishonest act(s) intended to result in gain or personal enrichment at our expense, (iii) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (iv) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to the company or its reputation.

For purposes of the Executive Agreements, “good reason” means the occurrence of the following without executive’s consent: (i) material breach of the agreement by the company, or (ii) a material diminution in the executive’s authority, duties or responsibilities other than for cause or on account of disability, provided that in either case the executive gives the notice within 90 days of the first occurrence of the condition and we fail to remedy it within 30 days after receipt of written notice.

Management Agreements

Recognizing the need to retain executive officers if there is a possible change in control, and in order to facilitate an orderly transition in the event of an actual change in control, the Management Agreements with the Named Executives provide for severance compensation if an executive is terminated under certain circumstances after or in connection with a change in control. Under the Management Agreements:

•                  If within three years of a change in control an executive is involuntarily terminated without cause or terminates his or her employment for good reason, then change in control severance compensation consists of (i) an amount equal to three times the executive’s annual compensation, (ii) a pro-rata payment of the executive’s STIP award for the year of termination, assuming all performance targets had been met, and (iii) an amount equal to 18 times our portion of the monthly premium cost (as of the termination date) for group medical, dental and basic life insurance coverage, to the extent the executive was covered by such plans on the termination date; the foregoing payments will be made in a lump sum within 2½ months after the termination date.

•                  If an executive is involuntarily terminated or terminates his or her employment for good reason prior to an event that would otherwise constitute a change in control, such termination is in connection with or in anticipation of a change in control, and a change in control ultimately occurs, then change in control severance compensation will be payable consistent with the first bullet point above, except that the severance pay will be paid within 2½ months after the change in control.

•                  If an executive’s employment is terminated due to death or disability, the executive (or beneficiary) will receive base salary paid through the end of the month in which termination occurs.

For purposes of the Management Agreements, “cause” is defined more narrowly than under the Executive Agreements and means (i) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (ii) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to the company or its reputation.

For purposes of the Management Agreements, “good reason” is defined more broadly than under the Executive Agreements and includes the following in addition to the factors cited in the Executive Agreements: (i) the executive’s duties, responsibilities, or authority are materially diminished as compared to his or her duties, responsibilities, or authority before the change in control, for reasons other than cause or disability, including, but not limited to, a material reduction in the executive’s budget authority or number of direct reports or executive’s removal from any position or office held, (ii) a material reduction in the executive’s base salary or target incentive opportunity, (iii) a material reduction in the authority, duties, or responsibilities of the person to whom the executive reports, (iv) any successor fails to assume the Management Agreement, (v) the executive is required to relocate to any place other than a location within 25 miles of the location at which the executive performed duties immediately prior to the change in control, or (vi) the executive is required to travel on company business to a substantially greater degree than required immediately prior to the change in control. For good reason to exist, the executive must give the company notice within 90 days of the first occurrence of the good reason condition, we must fail to remedy it within 30 days after receipt of written notice, and the executive must resign within six months following the date the executive provided written notice.

For purposes of the Management Agreements, “annual compensation” means (i) the executive’s highest annual base salary rate, as established by the company, in effect during the term of the Management Agreement, plus (ii) the higher of (a) the executive’s target short-term incentive plan award for the plan year that includes the termination date or (b) the average short-term incentive plan award payable to the executive by the company for the three full plan year period ending immediately prior to the plan year that includes the termination date (or the entire period that the executive participated in the short-term incentive plan, if less than three full plan years). For this purpose, annual compensation is calculated prior to any deductions for any elective deferrals the executive may have made to a deferred compensation plan of the company.

For purposes of the Management Agreements, “change in control” means (i) 50% or more of directors are individuals who were not appointed by the Board to fill vacancies on the Board or were not supported by the Board for election by shareholders or were elected or appointed by the Board in connection with an actual or threatened proxy contest, (ii) 35% or more of common stock or of the voting power of securities generally is acquired or beneficially owned by an individual, entity or group (subject to certain exceptions for certain affiliates and employee benefit plans), (iii) we consummate a merger with or into another entity, unless the voting securities of the surviving entity are more than 50% controlled by shareholders prior to the merger and in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the surviving entity, (iv) we consummate an exchange of voting securities for cash, securities or other property, unless shareholders receive in the exchange voting securities of a parent corporation that are more than 50% owned by shareholders prior to the exchange in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the parent corporation, (v) we consummate a sale or other disposition of all or substantially all of our assets, (vi) shareholders approve a definitive plan to liquidate or dissolve the company, (vii) the company enters into an agreement relating to a change in control as described in clauses (i) through (v) above and such change in control occurs within two years of such agreement, or (viii) a tender or exchange offer or proxy contest is commenced that results, within two years, in a change in control described in clauses (i) or (ii) above.

Change in control severance compensation under the Management Agreements, as well as any other compensation under other plans or agreements that are contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to the company under federal income tax laws applicable to “parachute payments.”

Executive Officer Severance Plan

The Severance Plan provides eligible executive officers severance benefits following certain termination scenarios before or after a change in control of the company. Mr. Woodward is a participant in the Severance Plan and is not a party to the Executive Agreements described above.

The benefits for an executive officer under the Severance Plan for a separation from employment in situations other than following or in connection with a change in control are substantially the same as those benefits provided to the Named Executives under the Executive Agreements described above except that there is no benefit provided for good reason employment separations. In addition, the “cause” definition in the Severance Plan expands the definition included in the Executive Agreements to include an executive’s material violation of company policies.

The benefits for an executive officer under the Severance Plan for a separation from employment under certain circumstances after or in connection with a change in control include a lump sum cash payment equal to two times the executive officer’s annual compensation, which is less than the three times annual compensation amount provided under the Executive Agreements, as well as other severance benefits that are substantially the same as those benefits provided under the Executive Agreements described above.

With respect to addressing any potential parachute payments subject to Section 280G of the Internal Revenue Code, the Severance Plan includes a “net best” provision providing that the amount of any severance payments and benefits that the executive otherwise would be entitled to receive would be reduced to the extent necessary to avoid the excise tax under the Internal Revenue Code, but only if such reduction would result in the executive retaining a greater amount of such payments and benefits on an after-tax basis than had no reduction been made.

Equity Plan and Award Agreement Acceleration Provisions

Our equity-based incentive plans and the award agreements under those plans also call for compensation to be provided under certain circumstances in connection with an executive officer’s termination of employment or a change in control. Our equity incentive plans allow for acceleration of stock options upon an executive’s death, disability or retirement and upon a change in control. Upon death or disability, options generally become exercisable in full, and may be exercised at any time, or from time to time, within five years of the executive’s date of death or date of termination due to disability. Upon retirement, options generally become exercisable in full and may be exercised within three months of the date of the executive’s retirement, or if the executive has given the company at least six months’ prior written notice of such retirement, within five years of the executive’s date of retirement. For purposes of our equity compensation plans, “retirement” is generally defined as (i) termination on or after age 55, provided that the executive has been employed by the company or its affiliates for at least ten years, or (ii) termination of employment on or after age 62. Upon a change in control, options generally become exercisable in full, subject to our right to cash out the options by paying the spread.

The plans generally allow for a pro-rata portion of any restricted stock units to be paid out upon an executive’s death, disability or retirement. For time-based restricted stock units the executive, or his or her successor, shall be entitled to the number of units under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. With respect to performance-based restricted stock units, the payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for length of employment within the performance period. Upon a change in control, restricted stock units will immediately vest and be paid in full, with PRSUs vesting at the target level.

A pro-rata share of restricted stock is generally payable upon the executive’s death, disability or retirement. The executive, or his or her successor, shall be entitled to the number of shares of restricted stock under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. All restrictions are lifted with respect to such pro-rated shares. Upon a change in control, restricted stock will immediately vest in full.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Assuming that a termination event or change in control occurred on December 31, 2018, the total compensation that would have been payable pursuant to the Executive Agreements or the Severance Plan, as applicable, to each Named Executive who was serving as an executive officer of the company on such date is set forth in the tables below. The actual compensation paid to Mr. Moorefield in connection with his termination of service as an executive officer effective June 30, 2018 is set forth in the first table below. Because Mr. Paulson ceased serving as an executive officer during 2018 under circumstances not covered by the tables below, he has been omitted.

Payments Due Upon Termination Without Cause or Termination for Good Reason

Name	Base Salary ($)	STIP ($)	Benefits ($)	Total ($)
H. Chris Killingstad	772,719	945,345	8,736	1,726,800
Keith A. Woodward	435,000	—	13,584	448,584
Richard H. Zay	383,374	215,512	13,800	612,686
David W. Huml	361,877	217,539	8,952	588,368
Carol E. McKnight	318,064	178,347	4,176	500,587
Jeffrey C. Moorefield(1)	338,451	186,148	13,800	538,399

(1)                                 Pursuant to Mr. Moorefield’s Transition and Separation Agreement described in the Compensation Discussion and Analysis section above, 1,474 shares of restricted stock that were granted to Mr. Moorefield in 2016 were accelerated on December 31, 2018 for a value of $76,810.

Payments Due Upon Termination Within Three Years of the Change in Control Event(1)

Name	Average Annual Compensation ($)	STIP Target ($)	Benefits ($)	Total ($)
H. Chris Killingstad	5,099,945	927,263	13,104	6,040,312
Keith A. Woodward(2)	870,000	—	20,376	890,376
Richard H. Zay	1,840,195	230,024	20,700	2,090,919
David W. Huml	1,737,010	217,126	13,428	1,967,564
Carol E. McKnight	1,478,998	174,935	6,264	1,660,197

(1)                                 See the Accelerated Awards Upon Change in Control or Termination Due to Death, Disability or Retirement Table directly below.

(2)                                 Mr. Woodward is not eligible for the 2018 STIP.

Accelerated Awards Upon Change in Control or Termination Due to Death, Disability or Retirement

Name	Value of Accelerated Awards under CIC ($)(1)	Values of Accelerated Awards under Death, Disability or Retirement ($)(1)
H. Chris Killingstad	2,607,115	1,449,426
Keith A. Woodward	435,327	11,916
Richard H. Zay	881,493	320,817
David W. Huml	785,662	286,479
Carol E. McKnight	598,431	211,963

(1)                                 Amounts reflect the acceleration of restricted stock and restricted stock unit awards outstanding as of December 31, 2018. The Executive Officers’ stock options outstanding as of December 31, 2018 were out-of-the-money.

PAY RATIO

As required under and calculated in accordance with Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the ratio of the annual total compensation of Mr. Killingstad, our President and Chief Executive Officer, to the median of the annual total compensation of all employees excluding Mr. Killingstad for 2018 was 86:1. This ratio was calculated as described below using the median of annual total compensation of all employees, other than Mr. Killingstad, of $49,436 and the annual total compensation of Mr. Killingstad as reported in our 2018 Summary Compensation Table of $4,236,191.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We identified a new median employee in 2018 because we now include the employees from IPC, which we acquired in April 2017. The median salary of IPC employees was 64% of the legacy Tennant median salary. Although allowed under the SEC requirements, we have not excluded any employees from the calculation.

To identify our median employee, we began with our active employee population as of October 1, 2018. Next, we calculated total pay for our employee population using a consistently applied compensation measure (“CACM”). Our CACM is annualized base salary. In 2017, our CACM also included short-term cash incentives plus overtime plus shift differentials. We changed our CACM to simplify our data collection efforts to conduct the calculation. We did not apply any cost-of-living adjustment or differential to the CACM. Compensation paid in currencies other than U.S. dollars was converted to U.S. dollars based on average exchange rates for the 12-month period ended October 1, 2018. We then rank ordered the employee population by CACM to identify the median employee. We then calculated the identified median employee’s annual total compensation for 2018 of $49,436 in accordance with the SEC rules.

ITEM 3—ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we seek non-binding advisory approval on executive compensation.

Our compensation philosophy is to maintain programs that will attract, retain, motivate and reward high-caliber key executive officers who can create long-term financial success for the company and enhance shareholder return. The Compensation Committee bases its executive compensation decisions on the following core objectives:

•                  align executive compensation with our short- and long-term goals and those of our shareholders;

•                  correlate compensation with performance; and

•                  provide a comprehensive compensation package that is competitive with those of similarly sized U.S. durable goods manufacturing companies.

We believe that our long-standing executive compensation programs have been effective at motivating the achievement of strong results even during challenging economic times, creating a relationship between pay and performance and aligning the interests of executive officers with those of our shareholders while discouraging risk-taking behavior that would be likely to have a material adverse effect on the company.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” and associated compensation tables for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and objectives.

We are presenting shareholders with the opportunity to submit an advisory approval on the executive compensation program for Named Executives by voting on the following resolution:

“RESOLVED, that the shareholders of Tennant Company approve, on an advisory basis, the compensation paid to the company’s Named Executives as disclosed in the “Compensation Discussion and Analysis” section, and compensation tables and narrative discussion contained in the “Executive Compensation Information” section in this Proxy Statement.”

This advisory approval will not be binding on the Compensation Committee or the Board. However, they will carefully consider the outcome of the vote. If there are a significant number of negative votes, we may seek to understand the concerns that influenced the vote and consider them in making future decisions about executive compensation arrangements.

The Board of Directors, upon recommendation of the Compensation Committee, unanimously recommends a vote FOR the advisory resolution approving the compensation of the company’s Named Executives.

OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2019, information regarding beneficial ownership (including shares subject to options and other convertible securities that are exercisable, will become exercisable, or otherwise will be settled within 60 days of February 28, 2019) by:

•                  Beneficial owners of more than 5% of our common stock;

•                  Ownership by directors and director nominees;

•                  Ownership by the Named Executives as listed in the Summary Compensation Table; and

•                  Ownership by all current directors and executive officers as a group.

Except as otherwise noted, the shareholders listed have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,597,734 shares in aggregate. BlackRock has sole voting power for 2,558,571 shares and sole investment authority for 2,597,734 shares.(2),(3)	14.3%

ArrowMark Colorado Holdings LLC 100 Fillmore Street, Suite 325 Denver, CO 80206	1,913,311 shares in aggregate. ArrowMark has sole voting for 1,913,311 shares and sole investment authority for 1,913,311 shares.(2),(4)	10.5%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,909,551 shares in aggregate. Vanguard Group has sole voting power for 37,475 shares, shared voting power for 7,219 shares, sole investment authority for 1,867,038 shares and shared investment authority for 42,513 shares.(2),(5)	10.5%

Mairs & Power Inc. 332 Minnesota St. W-1520 First National Bank Building St. Paul, MN 55101	1,271,238 shares in aggregate. Mairs & Power has sole voting power for 1,104,281 shares and sole investment authority for 1,271,238 shares.(2)	7.0%

PrimeStone Capital LLP 17a Curzon Street London, UK W1J 5HS	927,972 shares in aggregate. PrimeStone has shared voting power for 927,972 shares and shared investment authority for 927,972 shares. PrimeStone does not have sole voting or sole investment authority with respect to any shares. (2),(6)	5.1%

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock(1)
H. Chris Killingstad	587,827 shares	(6),(7)	3.2%
Keith A. Woodward	10,404 shares		*
Richard H. Zay	78,617 shares	(7)	*
David W. Huml	25,783 shares	(7)	*
Carol E. McKnight	39,270 shares	(7)	*
Thomas Paulson	113,665 shares	(6),(7)	*
Jeffrey C. Moorefield	7,043 shares		*
Azita Arvani	19,466 shares	(7)	*
William F. Austen	38,842 shares	(7)	*
Carol S. Eicher	30,612 shares	(7)	*
Maria C. Green	—		*
Donal L. Mulligan	27,871 shares	(7)	*
Steven A. Sonnenberg	33,418 shares	(7)	*
David S. Wichmann	29,019 shares	(7)	*
David Windley	8,487 shares	(7)	*
All directors and current executive officers as a group (15 persons)	1,054,767 shares	(6),(8)	5.6%

(1)                                 An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the total.

(2)                                 The information set forth above as to the Amount and Nature of Beneficial Ownership is based on Schedule 13G statements filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2018, except for PrimeStone Capital LLP, which is based upon a Schedule 13D statement filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 4, 2017.

(3)                                 BlackRock, Inc., the parent holding company, reports that iShares Core S&P Small-Cap ETC has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than 5% of the total outstanding shares of common stock.

(4)                                 Of the shares over which The Vanguard Group, Inc. has sole voting power 35,294 are beneficially owned by Vanguard Fiduciary Trust Company, its wholly owned subsidiary, as the investment manager of collective trust accounts for which it directs the voting of the shares. Of the shares over which The Vanguard Group, Inc. has sole voting power, 9,400 are beneficially owned by Vanguard Investments Australia, Ltd., its wholly owned subsidiary, as the investment manager of Australian investment offerings.

(5)                                 PrimeStone Capital LLP is the investment manager of PrimeStone Capital Irish Holdco Limited, a limited liability company incorporated under the laws of Ireland that holds the securities referenced herein, and thus PrimeStone Capital LLP is deemed to have voting and investment power with respect to such securities.

(6)                                 Includes shares allocated to the individual or group under the Tennant Retirement Savings Plan as of February 28, 2019.

(7)                                 Includes the following number of shares covered by currently exercisable options or options exercisable within 60 days: Mr. Killingstad — 428,964 options; Mr. Zay — 55,433 options; Mr. Huml — 11,974 options; Ms. McKnight — 27,146 options; Mr. Paulson — 88,226 options; Ms. Arvani — 13,401 options; Mr. Austen — 20,527 options; Ms. Eicher — 18,527 options; Mr. Mulligan — 19,256 options; Mr. Sonnenberg — 18,527 options; Mr. Wichmann — 19,912 options; and Mr. Windley — 5,354 options.

(8)                                 Includes 727,247 shares covered by currently exercisable options or options exercisable within 60 days, granted to executive officers (including Named Executives) and directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these forms furnished to us, and written representations from the directors and executive officers, all Section 16(a) filing requirements were met for the year ended December 31, 2018, except that each of the following directors had one late Form 4 reporting his or her annual restricted stock unit award, due to an administrative oversight: Mmes. Arvani and Eicher and Messrs. Austen, Mulligan, Sonnenberg, Wichmann and Windley.

RELATED-PERSON TRANSACTION APPROVAL POLICY

The Board adopted a written related-person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of certain related-person transactions. This policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we are a participant and in which a related person has a direct or indirect interest, but exempts the following:

•                  payment of compensation by us to a related person for the related person’s service to us in the capacity or capacities that give rise to the person’s status as a “related person” (provided such compensation was approved by the Board or a committee thereof, if such approval was required);

•                  transactions available to all employees or all shareholders of on the same terms; and

•                  transactions which, when aggregated with the amount of all other transactions between the related person and the company, involve less than $120,000 in a fiscal year.

Our Board must approve any related-person transaction subject to this policy before commencement of the related-person transaction or, if the transaction is not identified prior to its commencement, the transaction must be submitted to the Board for ratification. The Board will analyze the following factors, in addition to any other factors the Board deems appropriate, in determining whether to approve a related-person transaction:

•                  whether the terms are fair to the company;

•                  whether the transaction is material to the company;

•                  the role the related person has played in arranging the related-person transaction;

•                  the structure of the related-person transaction; and

•                  the interests of all related persons in the related-person transaction.

The Board may, in its sole discretion, approve or deny any related-person transaction. Approval of a related-person transaction may be conditioned upon the company and the related person taking such precautionary actions as the Board deems appropriate.

POLITICAL CONTRIBUTION POLICY

Upon recommendation of the Governance Committee, the Board has adopted a written Political Contributions and Public Policy Activities policy, which provides that:

•                  the company and its subsidiaries abide by laws governing political contributions and related activities;

•                  the company generally will not make direct political contributions; if the company wants to make direct political contributions, it must get advance approval from the Governance Committee; and

•                  employees are forbidden from using company property for political or public policy activities.

The policy is not intended to prohibit the company from participating in trade associations, professional societies, industry groups and other tax-exempt organizations that represent the industries and business communities in which the company operates.

SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2020 Annual Meeting should be sent to our Corporate Secretary at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, MN 55440-1452. Proposals must be received on or before November 30, 2019, to be eligible for inclusion in the Proxy Statement and form of Proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2020 Annual Meeting, but not intended to be included in the Proxy Statement or form of Proxy for the meeting, must be received on or before February 8, 2020. Proxies solicited by the Board for that Annual Meeting will authorize the named Proxies on the Proxy Card to use their discretion in voting the Proxies when any such proposals are presented at the meeting.

See “Director Nomination Process” and “Shareholder Nominations” for information and requirements on how to nominate a director or recommend a potential director candidate for consideration by the Governance Committee.

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 7, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TENNANT COMPANY 701 NORTH LILAC DRIVE P.O. BOX 1452 MINNEAPOLIS, MN 55440-1452 During The Meeting - Go to www.virtualshareholdermeeting.com/TNC2019 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 7, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E64909-P17798 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TENNANT COMPANY The Board of Directors recommends you vote FOR each of the nominees in Proposal 1: 1. Election of three Class III directors for three-year terms and one Class I director for a one-year term, such that the total number of directors is nine. Nominees: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! 1a. William F. Austen 1b. H. Chris Killingstad 1c. David Windley 1d. Maria C. Green For Against Abstain The Board of Directors recommends you vote FOR Proposals 2 and 3. 2. Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2019. ! ! ! ! ! ! 3. Advisory approval of executive compensation. NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. ! For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. E64910-P17798 TENNANT COMPANY ANNUAL MEETING OF SHAREHOLDERS MAY 8, 2019, 10:30 A.M. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints H. Chris Killingstad and Mary E. Talbott, and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them or either of them to represent and to vote, as designated herein, all the shares of Common Stock of Tennant Company (the "Company") held of record by the undersigned on March 11, 2019, at the Annual Meeting of Shareholders to be held over the Internet at www.virtualshareholdermeeting.com/TNC2019 on May 8, 2019 at 10:30 a.m. (CDT), or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3. This Proxy covers all shares for which the undersigned has the right to give voting instructions to Fidelity Management Trust Company, Trustee of the Tennant Company Retirement Savings Plan (090984) ("Plan"). This Proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by May 3, 2019, the undersigned will be treated as directing the Plan's Trustee to vote the shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote. THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side. See reverse for voting. Address Changes/Comments: